Exhibit 10.1

Execution Version

AMENDED AND RESTATED PURCHASE AGREEMENT

by and among

STONEMOR OPERATING LLC

STONEMOR INDIANA LLC

STONEMOR INDIANA SUBSIDIARY LLC

OHIO CEMETERY HOLDINGS, INC.

ANSURE MORTUARIES OF INDIANA, LLC

MEMORY GARDENS MANAGEMENT CORPORATION

FOREST LAWN FUNERAL HOME PROPERTIES, LLC

GARDENS OF MEMORY CEMETERY LLC

GILL FUNERAL HOME, LLC

GARDEN VIEW FUNERAL HOME, LLC

ROYAL OAK MEMORIAL GARDENS OF OHIO LTD.

HERITAGE HILLS MEMORY GARDENS OF OHIO LTD.

ROBERT E. NELMS

and

LYNNETTE GRAY, in her capacity as Receiver

Dated April 2, 2010

AMENDED AND RESTATED PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT (“Agreement“) dated this 2nd day of April, 2010, is made by and among STONEMOR OPERATING LLC, a Delaware limited liability company (“StoneMor LLC“), joined herein by its indirect subsidiaries, STONEMOR INDIANA LLC, an Indiana limited liability company (“Buyer LLC“), STONEMOR INDIANA SUBSIDIARY LLC, an Indiana limited liability company (“Buyer NQ Sub“) and OHIO CEMETERY HOLDINGS, INC., an Ohio non-profit corporation (“Ohio Non-Profit” and collectively with Buyer LLC, Buyer NQ Sub and StoneMor LLC, “Buyer”), GILL FUNERAL HOME, LLC, an Indiana limited liability company (“Gill“), GARDENS OF MEMORY CEMETERY, LLC, an Indiana limited liability company (“Gardens of Memory”), GARDEN VIEW FUNERAL HOME, LLC, an Indiana limited liability company (“Garden View”), FOREST LAWN FUNERAL HOME PROPERTIES, LLC, an Indiana limited liability company (“Forest Lawn”), HERITAGE HILLS MEMORY GARDENS OF OHIO LTD., an Ohio limited liability company (“Heritage”), ROYAL OAK MEMORIAL GARDENS OF OHIO LTD., an Ohio limited liability company (“Royal Oak”), MEMORY GARDENS MANAGEMENT CORPORATION, an Indiana corporation (“MGMC”); ANSURE MORTUARIES OF INDIANA, LLC, an Indiana limited liability company (“Ansure”), and its sole member, ROBERT E. NELMS (“Nelms”), and, solely for purposes of Sections 5.5, 5.11, 5.12, 5.14, 5.19 and 11.11 herein, LYNNETTE GRAY, the receiver appointed by the Court with respect to the business of Ansure and its subsidiaries (the “Receiver”).

RECITALS:

WHEREAS, Nelms and Ansure (together, the “Stock Sellers”) own, directly and indirectly, of record and beneficially the shares and/or interests (the “Stock”) of the companies listed on and as further provided in Exhibit “A” (the “Companies”); and

WHEREAS, the Companies operate those funeral homes, cemeteries, and other related businesses which are listed on Exhibit A attached hereto (each location listed on Exhibit A referred to herein as an “Company Owned Location,” and the business conducted at each Company Owned Location referred to individually and collectively as the “Company Owned Business”); and

WHEREAS, Gill, Gardens of Memory, Garden View, Forest Lawn, Heritage, Royal Oak and MGMC (each, an “Asset Seller” and together the “Asset Sellers”) are all, directly or indirectly, owned by Ansure and operate those funeral homes, cemeteries, and other related businesses which are listed on Exhibit B attached hereto (each location listed on Exhibit B referred to herein as an “Asset Seller Owned Location,” and the business conducted at each Asset Seller Owned Location referred to individually and collectively as the “Asset Seller Owned Business”); Each Company Owned Location and Asset Seller Owned Location may individually and collectively be referred to as an “Owned Location”, and each Company Owned Business and Asset Seller Owned Business may individually and collectively be referred to as an “Owned Business”; Ansure, Nelms and the Asset Sellers may individually and collectively be referred to as “Seller” and “Sellers”; and

WHEREAS, Nelms has entered into a Settlement Agreement with the Securities Division of the Office of the Secretary of State for the State of Indiana which requires Nelms to sell or cause the sale of the Acquired Assets and the Owned Business upon the terms and conditions provided herein; and

WHEREAS, Buyer proposes to enter into that certain Settlement Agreement and Consulting and Noncompetion Agreement (the “Meyers Agreement”) with the Meyers generally consistent with the terms memorialized in that certain term sheet dated January 29, 2010; and

WHEREAS, on January 11, 2010, the Stock Sellers, StoneMor LLC and Buyer NQ Sub entered into a Stock Purchase Agreement providing for the purchase, sale and transfer of the Owned Business as further provided therein (the “Original Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement to provide for the purchase, sale and transfer of the Stock and the Acquired Assets in exchange for cash and other consideration, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1. Transfer of Stock and Acquired Assets.

(a) Subject to the terms and conditions of this Agreement, the Stock Sellers do hereby agree to sell, transfer, convey, assign and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Sellers all of the Stock free and clear of all Liens and Liabilities.

(b) Subject to the terms and conditions of this Agreement, Sellers do hereby agree to sell, transfer, convey, assign and deliver to Buyer and Buyer does hereby agree to purchase and accept from Sellers, all of the Sellers’ rights, title and incidents of interest in and to the Acquired Assets or the Asset Seller Owned Business including without limitation the Sellers’ right to the Misappropriation Claims.

Section 1.2. Consideration. On the terms and subject to the conditions of this Agreement, Buyer, as consideration for the transfer and delivery to it of the Stock and the Acquired Assets as herein provided, shall perform the promises and covenants provided herein as further summarized in Schedule 1.2 (the “Closing Purchase Price”).

Section 1.3. Prorations; Services in Progress; Transaction Taxes.

(a) Sellers shall be responsible for all Taxes arising as a result of the operation of the Owned Business or ownership of the Acquired Assets prior to the Effective Time. Sellers shall also be responsible for all Taxes on income earned by the Trust Funds relating to periods prior to the Effective Time. For purposes of determining the amount of Taxes owed by Sellers with respect to the Trust Funds, the amount of such Taxes shall be computed as if the tax year of such funds ended on the date of the Effective Time.

(b) Sellers shall be responsible for the payment of all liens and special tax assessments imposed by any Governmental Authority which have been filed as a lien or noticed against the Real Property or any personal property included in the Acquired Assets prior to the Closing Date. The parties shall cooperate as and to whatever extent billings are received by any party relating to services utilized both before the Effective Time (for which Sellers shall be responsible) and after the Effective Time (for which Buyer shall be responsible). The parties shall cooperate to make appropriate adjustments and reimbursements between them to accomplish the proper allocation of such billings.

(c) All revenues from and direct costs for merchandise paid to third parties in the ordinary course of business associated with Services in Progress will be allocated to Buyer. For purposes of this Agreement “Services in Progress” means any “at need” cemetery and/or funeral related services for which a Contract has been entered into, but which have not been completed as of the Effective Time. For purposes of this Agreement such cemetery or funeral related services are complete when the body or remains have been interred.

(d) Sellers shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer (including, without limitation, real estate transfer), conveyance, excise and other similar Taxes and fees (collectively, “Transfer Taxes”) arising out of or in connection with or attributable to (i) the transfer of the Acquired Assets and (ii) the transactions contemplated by this Agreement. Sellers shall prepare and timely file all Tax Returns required to be filed in respect of such Transfer Taxes. Sellers shall be responsible for filing all required notices related to bulk sales laws and shall indemnify and hold harmless Buyer against all Taxes or other Losses that Buyer becomes liable for as a result of the Sellers’ failure to file any applicable bulk sales notices or pay any of its Taxes.

(e) Sellers shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all Transfer Taxes and fees arising out of or in connection with or attributable to the transfer of the motor vehicles. The parties shall share in the payment of any recording and other similar fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement in accordance with the prevailing practices within the State of Indiana; provided, however, that Sellers shall pay for the recording of the release of any Lien (other than Permitted Encumbrances) with respect to any Acquired Asset.

Section 1.4. Allocation of Closing Purchase Price.

(a) On or prior to the Closing Date, Buyer and Sellers shall mutually agree upon a written statement (the “Statement of Allocation”) setting forth an allocation of the Closing Purchase Price (the “Purchase Price Allocation”), properly adjusted to reflect the amount paid for federal income tax purposes, including with respect to any liabilities assumed by Buyer which are properly included in such purchase price for tax purposes. The Statement of Allocation shall include: an allocation of the parties of such purchase price relating to the noncompetition agreement provided under Section 7.1(i), to the respective stock interests acquired in the Companies, and, in the case of Companies which are limited liability companies (“LLCs”), to the assets of such Companies. Buyer and Sellers agree that each of the allocations required to be prepared pursuant to this Section 1.4 shall, with respect to the stock of LLCs treated for tax purposes as asset acquisitions, be prepared in accordance with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign law, as applicable.

(b) All federal, state, local and foreign income Tax Returns of Sellers and Buyer shall be filed consistently with the information set forth on the Statement of Allocation. Moreover, Sellers and Buyer further agree to file IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority) in a manner that is consistent with the Purchase Price Allocation. Sellers and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Form 8594 (and any corresponding form required to be filed by a state or local Taxing Authority). Sellers and Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Statement of Allocation.

Section 1.5. Effective Time. The Effective Time of the transfer of the Stock and Acquired Assets shall be 12:01 a.m. on the Closing Date.

ARTICLE II

Closing

Section 2.1. Closing. The closing of the transaction provided for in this Agreement, (the “Closing”) shall take place at the offices of Kroger, Gardis & Regas, LLP, Suite 900, 111 Monument Circle, Indianapolis, Indiana, on April 15, 2010, (the “Closing Date”), or at such other location, time and date as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed as herein provided.

Section 2.2. Instruments of Conveyance and Transfer. At Closing, Sellers shall take all such steps as may be reasonably requested by Buyer to vest in Buyer title to the Stock and to the Acquired Assets and to surrender to Buyer or any Person designated by Buyer, actual possession and control of the Acquired Assets and the Owned Business as of the Closing. Without derogating from the generality of the foregoing, Sellers shall deliver to Buyer such limited warranty deeds, bills of sale, endorsements, assignments, title affidavits and other documents reasonably requested by the Title Company (as defined below), and such other instruments of transfer, conveyance and assignment as may be reasonably requested by Buyer, on forms reasonably satisfactory to Buyer, in order to more fully vest in the Companies good and marketable title to the Acquired Assets.

ARTICLE III

Representations and Warranties by Sellers

Sellers, jointly and severally, hereby represent and warrant to Buyer, both as of the date hereof and as of the Effective Time, as follows:

Section 3.1. Organization; Standing; Authorization; Capacity. Ansure, the Asset Sellers and each of the Companies is a corporation or limited liability company which is presently in receivership before the Johnson County, Indiana Circuit Court in case no. 41C01 - 0801 - MF – 00001 (the “Receivership”). Chapel Hill Associates, Inc. is also the subject of a conservatorship in the State of Michigan (the “Conservatorship”). Each of Ansure, the Asset Sellers and each of the Companies is a duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and except for the constraints of the Receivership and the Conservatorship has all requisite power and authority to own their respective assets and properties, as applicable, including the Acquired Assets, and to conduct the Owned Business as it is now being conducted and is presently proposed (by Sellers) to be conducted. Each of Ansure, the Asset Sellers and the Companies is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of its business or location of its properties makes such qualification necessary, except for the State of Ohio. Subject to the approval of the Receivership Court and the Conservatorship Court, the execution, delivery and performance of this Agreement and the documents contemplated hereby by Sellers and the Companies have been duly and effectively authorized by all necessary action on the part of Sellers and the Companies, including authorization by the managers of Ansure, and no further action or Consent is required in connection with such execution, delivery and performance of this Agreement, by Sellers and the Companies. This Agreement, and the documents contemplated hereby have been duly executed and delivered by Sellers and the Companies and constitute the valid and binding obligation of

Sellers and the Companies enforceable against them in accordance with their terms. Any portion of this agreement which requires the Receiver to make (i) any transfer of tangible or intangible property, (ii) any disclosure or, (iii) any warranty or representation regarding any of the Companies is not intended to apply to Chapel Hill Associates, Inc., other than that the Receivership Court has authorized the Receiver to transfer any interest of the Receivership in such entity to the Buyer.

Section 3.2. Financial Information. The income and expense statements for the Owned Business for the twelve month periods ending December 31, 2006 and 2007 (collectively, the “Income Statements”), copies of which have been furnished to Buyer, accurately reflect the income and expenses of the Owned Business for the periods covered. Through the Appointment Date, Income Statements had been prepared in accordance with a method of accounting consistently applied from year to year. Except for the Trust Shortfalls, the Companies, through the Appointment Date and thereafter to the Knowledge of the Sellers, had no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), arising out of transactions or events previously entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events previously occurring, other than liabilities or obligations (i) for which claims have been or may be filed in the Receivership on or before April 13, 2010 as set forth in Schedule 3.2, (ii) disclosed in this Agreement or schedules hereto, (iii) specifically accrued for on the balance sheet for the period ending December 31, 2007, (iv) which have arisen after the date of the balance sheet for the period ending December 31, 2007, in the ordinary course of business of Sellers, consistent with its past custom and practice, or (v) which individually or in the aggregate would not reasonably be expected to be material to the Sellers and the Owned Business, taken as a whole.

Section 3.3. Tax Matters.

(a) As of the Appointment Date and thereafter to the Knowledge of the Sellers, accurate and complete copies of all federal, state, local and foreign income, sales and use Tax Returns filed by each of the Companies with respect to their last five (5) fiscal years, including any partial Tax Returns for fiscal year 2009 have been delivered to Buyer. None of the Companies has received any audit report issued within the last five years relating to any material Taxes due from or with respect to such Company.

(b) Except as set forth on Schedule 3.3 as of the Appointment Date and thereafter to the Knowledge of the Sellers: (i) each of the Companies (and the Asset Sellers with respect to Acquired Assets) has properly and timely filed all Tax Returns required to be filed by it, all of which were accurately prepared and completed in full compliance with all Laws; (ii) each of the Companies has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by Law to be withheld for Taxes; (iii) each of the Companies (and the Asset Sellers with respect to the Acquired Assets or the Asset Seller Owned Business) has paid all Taxes required to be paid by it (whether or not shown on a Tax Return); (iv) no audit of any of the Companies (or the Asset Sellers with respect to Acquired Assets or the Asset Seller Owned Business) by any Taxing Authority has ever been conducted, is currently pending or, to the knowledge of the Company, is threatened; (v) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by any of the Companies (or by the Asset Sellers with respect to Acquired Assets or the Asset Seller Owned Business), and there is no reasonable basis for any Tax deficiency or adjustment to be assessed against any of the Companies (or against the Asset Sellers with respect to Acquired

Assets or the Asset Seller Owned Business); (vi) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Companies (or against any of the Asset Sellers with respect to Acquired Assets or the Asset Seller Owned Business); (vii) the financial statements of the Companies fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles (“GAAP”); (viii) none of the Companies (or the Asset Sellers with respect to Acquired Assets or the Asset Seller Owned Business) has incurred any liabilities for Taxes except in the ordinary course of business consistent with past practices; and (ix) no Proceeding is pending or has been threatened, and no claim has been or is likely to be asserted, against or with respect to any of the Companies (or against or with respect to the Asset Sellers with respect to Acquired Assets or the Asset Seller Owned Business) in respect of any Tax.

(c) As of the Appointment Date and thereafter to the Knowledge of the Sellers, each of the Companies has disclosed to the Internal Revenue Service (“IRS”) on the appropriate Tax Returns any Reportable Transaction (as defined below) in which each it has participated and has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but which are not listed in Treasury Regulation Section 1.6011-4(g). A “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).

(d) Except as set forth in Schedule 3.3, (i) none of the Companies is taxable as a “C Corporation” under the Code, and (ii) all of the Companies which are corporations have valid elections to be taxed as pass-through “S Corporations” in every state in which it has been required to file an income Tax Return.

(e) Except as set forth on Schedule 3.3, none of the Companies is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. None of the Companies (i) is a party to, is bound by or has any obligation under any Tax sharing agreement or similar contract (whether or not written) or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(f) None of the Sellers is a “foreign person” as such term is defined in Section 1445 of the Code.

(g) None of the Companies is or has been a “distributing company” (within the meaning of Section 355(a)(1) of the Code) or a “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(h) As of the Appointment Date and thereafter to the Knowledge of the Sellers, each of Companies has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required. Each of the Companies has undertaken in good faith to classify appropriately all service providers as either employees or independent contractors for all Tax purposes.

(i) Except as set forth on Schedule 3.3 as of the Appointment Date and thereafter to the Knowledge of the Sellers, there are no encumbrances or liens upon any asset or property of each of the Companies except liens for Taxes not yet due and payable.

(j) Except as set forth on Schedule 3.3 as of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Companies has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise, and, the IRS has not proposed any such adjustment or change in accounting method. None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or (iv) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Except as set forth on Schedule 3.3 as of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Companies has received any Tax Ruling or entered into a Tax Closing Agreement with any Taxing Authority that would have a continuing effect after the Closing Date. No power of attorney currently in force has been granted by any of the Companies concerning any Tax matter.

(l) As of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Companies has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(m) As of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Companies has ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country, and no claim has been made within the last three (3) years by any Taxing Authority in a jurisdiction in which the Companies file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction.

(n) As of the Appointment Date and thereafter to the Knowledge of the Sellers, (i) no Company Benefit Plan or other agreement, policy or arrangement between any of the Companies and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) would subject any Person to Tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the transactions contemplated herein or otherwise; (ii) none of Companies is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code; and (iii) the exercise price of any stock option issued by each of the Companies to any Person was not less than the fair market value of the applicable stock for which the stock is exercisable on the date that such stock option was granted.

(o) The unpaid Taxes of each of the Companies (i) did not, as of December 31, 2007, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements of the Companies and (ii) to the Knowledge of the Sellers, do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past practice of each of the Companies in filing their Tax Returns. Since December 31, 2007, and to the Knowledge of the Sellers, none of the Companies has incurred any liability for Taxes outside of the ordinary course of business, consistent with past practice.

(p) As of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the tax attributes of any of the Companies (including net operating losses, carryforwards and Tax credits) are limited by Section 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law).

(q) Other than the Trust Shortfalls, amounts received by the Companies through the Appointment Date on sales by the Owned Business which are required under applicable state law to be trusted or escrowed have been deposited in trust or escrow, and all Tax Returns required to be filed concerning such trusts or escrows and the income therefrom have been filed through all fiscal years ending prior to the Appointment Date and thereafter to the Knowledge of the Sellers.

Section 3.4. No Violation. Neither the execution and delivery of this Agreement by the Sellers or the Companies or the performance of their obligations hereunder or thereunder will,

subject to receipt of all Required Consents as defined in Section 5.4 below, (a) violate, conflict with or result in a breach of any Law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), any note, deed, lease, instrument, permit, security agreement, mortgage, commitment, contract, agreement, order, judgment, decree, license or other instrument or agreement, whether written or oral, express or implied to which the Companies are a party or by which any of the Acquired Assets or the Owned Business is bound, or (c) result in the creation or imposition of any Liens with respect to the Acquired Assets or the Owned Business.

Section 3.5. Stock.

(a) The authorized issued and outstanding stock and member interests of each of the Companies are listed on Schedule 3.5. Except as described in Schedule 3.5, the Stock constitutes all of the issued and outstanding capital stock or interests of each of the Companies. The registered and beneficial owners of the Stock are described in Schedule 3.5. Upon delivery and payment for the Stock as provided herein, Buyer will acquire good and marketable title to the Stock, free and clear of all Liens (other than Liens granted by the Buyer).

(b) The Stock has been duly authorized and validly issued and is fully paid and non-assessable, not subject to, and was not issued in violation of any preemptive rights. Except for this Agreement, there are no contracts relating to the issuance, sale, redemption, ownership, disposition or voting of any of the Stock. Except as described in Schedule 3.5, there are no (i) securities of Ansure or any of the Companies convertible into or exchangeable for shares of capital stock of any of the Companies, (ii) warrants, options or other rights to acquire from Sellers or any of the Companies, or other obligations of Sellers or any of the Companies to issue, any capital stock or securities convertible into or exchangeable for capital stock of any of the Companies, or (iii) bonds, debentures, notes or other obligations or securities of Sellers or any of the Companies on any matter submitted for the vote of any of the Companies’ stockholders or members.

(c) Except as disclosed in Schedule 3.5 and except for interests in the trusts or escrows, none of the Companies owns, either directly or indirectly, of record or beneficially, any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other business entity (other than another of the Companies).

Section 3.6. Books and Records. Since their acquisition by the Stock Sellers, the Companies have made and kept books and records and accounts which, in reasonable detail, accurately and fairly reflect the activities of the Companies in all material respects. Since their acquisition date by the Stock Sellers or their Affiliates, the Companies’ minute books are true, correct and complete and contain copies of the minutes and record of, and accurately and adequately reflect, all meetings and actions taken by written consent of the shareholders, directors, committees of directors and any other managing entity of the Companies.

Section 3.7. Title to and Status of Assets.

(a) As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Companies and the Asset Sellers possess all right, title and interest to all property and rights located at, used in connection with, arising out of or relating to the Owned Business including:

(i) All of the real property used in the operation of the Owned

Business as specifically described in the commitments for title insurance received from a title insurance company selected by Buyer (the “Title Company”), together with all land, buildings, structures, improvements, fixtures, easements, benefits and rights and appurtenances benefiting, belonging or pertaining thereto (the “Owned Real Property”);

(ii) All furniture, equipment, tools, supplies and other tangible personal property owned or used by the Asset Sellers and the Companies in the operation of the Owned Business as of the date hereof or acquired between the date hereof and the Effective Time;

(iii) All vehicles utilized in the Owned Business except as provided on Schedule 3.7;

(iv) All caskets, crypts, urns, vaults, monuments, grave spaces, mausoleum spaces, niches, lawn crypts, supplies and other merchandise inventory of the Owned Business (“Inventory”), including, without limitation, the Inventory of the funeral homes and cemeteries included in the Owned Business and the Inventory stored at third party warehouses, manufacturers and other offsite locations, for or delivered to customers at the funeral homes and cemeteries included in the Owned Business, plus or minus any changes to such Inventory which results from the ordinary course of operation of the Owned Business, consistent with past reasonable practices, until the Effective Time (and specifically limited to the rights permitted by or provided under applicable Laws with regard to merchandise designated as being stored for or delivered to customers under Pre-/At-Need Contracts (as defined below)), and all Services in Progress;

(v) All benefits, rights and entitlements of or relating to the Owned Business under and in all contracts, agreements, leases, licenses and commitments listed on Schedule 3.7 to this Agreement (“Owned Business Contracts”);

(vi) All benefits, rights and entitlements under any leases for any real property at the Owned Locations or otherwise exclusively or primarily related to the Owned Business (whether any of the Companies is lessee or lessor thereunder) (“Real Property Leases”), including, without limitation, those listed on Schedule 3.7 to this Agreement, together with any security deposits held or paid on account of any of the Real Property Leases (the real property leased by any of the Companies and the real property leased by the Sellers and used by any Owned Business as a lessee or sublessee under the Real Property Leases being referred to herein as “Leased Real Property” and, together with the Owned Real Property, the “Real Property”);

(vii) All benefits, rights and entitlements under all of the Contracts, engagements and commitments, written or oral, relating to the provision or sale by the Owned Business of at-need or pre-need cemetery or funeral merchandise, properties or services and all deposits, prepaid amounts, insurance policies, and trust or escrow funds relating to such Contracts, engagements and commitments plus or minus any similar items entered into or obtained, delivered or furnished in the ordinary course of the operation of the Owned Business until the Effective Time (collectively, the “Pre-/At-Need Contracts” and, together with the Owned Business Contracts and the Real Property Leases, the “Assumed Contracts”);

(viii) All of the Permits of the Sellers and the Companies necessary for the ownership, operation, maintenance or presently planned expansion (by Sellers) of the Owned Business, to the extent transferable;

(ix) All utility and other deposits previously paid and/or held by third parties in connection with the operation of the Owned Business as of the Effective Time;

(x) All accounts and notes receivable generated in or relating to the operation of the Owned Business (“Receivables”), including, without limitation, those listed on Schedule 3.7 to this Agreement, plus or minus any changes in such receivables which result from the ordinary course of the operation of the Owned Business, consistent with past reasonable practices, subsequent to the date(s) of the listing(s) on Schedule 3.7 until the Effective Time;

(xi) All goodwill associated with the Owned Business, together with company records, minutes and records of meetings of shareholders, members and directors of the Companies, all lists of present or former customers of the Owned Business, all business books, documents, records, files, databases and reports relating to the Owned Business (collectively, “Sellers Records”), the web sites, domain names, telephone numbers and listings for the Owned Business, and all Intellectual Property owned and/or used by the Sellers in connection with the Owned Business (“Business Intellectual Property”), including, without limitation, all right, title and interest in and the right to use the trademarks, service marks and trade names for the Owned Business as listed on Exhibits A and B hereto. All Sellers Records not physically located at the Owned Business shall be forwarded to the Buyer on or before the Closing Date.

(xii) The account maintained at Smith Barney (the “Smith Barney Account”) totaling approximately $1.6 million and securing the Comerica Loan.

(xiii) The note due from Carriage Services in the face amount of $800,000 (the “Carriage Services Note”).

(xiv) Any and all Misappropriation Claims (other than the rights to be transferred to the Buyer Designated Trust/Escrow Accounts).

(xv) All proceeds received in any manner whatsoever, including in cash, in kind, by way of a promissory note or otherwise from the sale by Nelms or by an entity under his control of the Corinthian Services Interest.

Such assets to the extent owned by Nelms, Ansure or the Asset Sellers or used for or in connection with Asset Seller Owned Business are hereinafter referred to as “Acquired Assets.”

Schedule 3.7 includes, without limitation, a list of Acquired Assets and assets and properties owned by the Companies as of the date hereof. Except as specifically provided in Subsection (b), it is intended that the assets, properties and rights of the Owned Business to be sold to Buyer pursuant to this Agreement by the purchase of the Stock and the Acquired Assets shall include all of the assets, properties and rights of the Owned Business inclusive of the assets, properties and rights reflected in Schedule 3.7 other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights of the Owned Business that may have been acquired in the ordinary course of business since the dates of the listings in Schedule 3.7 until the Effective Time.

(b) The Owned Business shall not include those items specifically identified in Schedule 3.7 as being excluded from the Acquired Assets hereunder.

(c) The Asset Sellers and the Companies have fee simple title to the Owned Real Property, a valid leasehold interest in any Leased Real Property and good and marketable title to all of their assets, subject to no Liens, except for Permitted Encumbrances and as otherwise disclosed in Schedule 3.7. At the Closing, the Companies (with respect to Real Property owned or leased by the Companies as of the date hereof) and Buyer (with respect to Real Property owned or leased by the Asset Sellers which constitute Acquired Assets) will possess fee simple title to the Owned Real Property and a valid leasehold interest in any Leased Real Property, and Buyer will possess and have obtained good and marketable title to all of the Acquired Assets, in each case free and clear of any and all Liens except Permitted Encumbrances. Other than as disclosed in Schedule 3.7, neither Sellers nor the Companies have entered into any Contract granting rights to third parties in any real or personal property of the Companies or to any Acquired Assets, and no Person has any right to possession or occupancy of any of the assets of the Companies or the Acquired Assets.

(d) As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Real Property, the tangible assets of the Companies and the tangible Acquired Assets that are reasonably necessary for the operation of the Owned Business are in operating condition and reasonable repair (subject to normal wear and tear) and are sufficient to permit Buyer to conduct the Owned Business as presently conducted.

Section 3.8. Improvements. Through the Appointment Date and thereafter to the Knowledge of the Sellers, no municipal or other governmental improvements affecting the Real Property are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property which have been constructed or installed have been paid for and will not hereafter be assessed, and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and neither Sellers nor the Companies have entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

Section 3.9. Real Property Approvals. Through the Appointment Date and thereafter to the Knowledge of the Sellers, all permanent certificates of occupancy and all other licenses,

permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for all of the Real Property, have been paid for, and are in full force and effect.

Section 3.10. Zoning. Through the Appointment Date and thereafter to the Knowledge of the Sellers, the Real Property was compliant with all current zoning and use classifications under the respective municipal zoning ordinance governing such Real Property as of such date and any funeral homes or cemeteries at or on the Real Property is a permitted use or an existing non-conforming use thereunder, and the construction, operation and use of the buildings and other improvements constituting the Real Property as of the Appointment Date and thereafter to the Knowledge of the Sellers does not violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property as of such date.

Section 3.11. No Violations Relating to Real Property. No portion of the Real Property, and no current use of the Real Property, is in violation of any applicable Law as of the Appointment Date and thereafter to the Knowledge of the Sellers except where such violation would not have a Material Adverse Effect. As of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Sellers or the Companies has received notice of any presently outstanding and uncured violations of any building, housing, safety or fire ordinances with respect to the Real Property.

Section 3.12. Real Estate Taxes. As of the Appointment Date and thereafter to the Knowledge of the Sellers, there was no Proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property. As of the Appointment Date and thereafter to the Knowledge of the Sellers, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property.

Section 3.13. Eminent Domain. Except as set forth on Schedule 3.13, as of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Sellers or the Companies has received any notice of any condemnation proceeding or other Proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property and, to Sellers’ Knowledge, no Taking has been threatened.

Section 3.14. Inventory. As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Companies and the Asset Sellers have good and marketable title to the Inventory free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer). The Inventory does not consist of any material amount of items that are obsolete or damaged or items held on consignment. None of the Companies or the Asset Sellers has acquired or committed to acquire or produce Inventory for sale which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past reasonable practice.

Section 3.15. Litigation. Except for the Misappropriation Claims or as set forth in Schedule 3.15, no Proceeding before any Governmental Authority, mediator or arbitrator is pending or, to Sellers’ Knowledge, threatened, involving the Owned Business, or which would prevent the carrying out of this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of any of the

Acquired Assets or the Owned Business or have a Material Adverse Effect upon the Owned Business. To Sellers’ knowledge, no facts or circumstances or other events have occurred to Sellers’ Knowledge that can reasonably be expected to give rise to any such Proceeding.

Section 3.16. Court Orders and Decrees. Except for the Misappropriation Claims, there is not outstanding or, to the Knowledge of the Sellers, threatened any order, writ, injunction or decree of any Governmental Authority, mediator or arbitrator against or affecting the Sellers or the Companies, relating to any of the Acquired Assets or the Owned Business.

Section 3.17. Intellectual Property.

(a) As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Companies and the Asset Sellers own free and clear from all Liens or otherwise possess legally enforceable rights to use all of the Intellectual Property used in or reasonably necessary to the conduct of the Owned Business as conducted or proposed to be conducted. As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Intellectual Property owned by the Companies and the Asset Sellers and the Intellectual Property licensed to the Companies and to the Asset Sellers comprise all of the Intellectual Property that is or has at any time been used in or is reasonably necessary to conduct the Owned Business as conducted on the Appointment Date and thereafter to the Knowledge of the Sellers.

(b) Schedule 3.17 sets forth an accurate and complete list of all trade names and other Trademarks held for use or used in connection with the Owned Business, and, with respect to each, an indication of whether the Asset Sellers or the Companies own or license from a third party such trade names and other Trademarks. To the Knowledge of the Sellers, the Assets Sellers and the Companies have the legal right to use the trade names and other Trademarks used in connection with the Owned Business.

Section 3.18. Pre-/At-Need Contracts and Trust Accounts.

(a) All monies paid to the Companies and to the Sellers for the benefit of the Owned Business in respect of the Pre-/At-Need Contracts are identified as set forth in Schedule 3.18. Other than the circumstances giving rise to the Trust Shortfalls, the Companies and the Sellers have complied with the terms and conditions of the Pre-/At-Need Contracts. Other than the circumstances giving rise to the Trust Shortfalls, neither the Companies nor the Sellers or, to the Knowledge of the Sellers, any other party to a Pre-/At-Need Contract is in default or breach of any Pre/At-Need Contract, except for the ordinary bad debt experience of the Companies and the Sellers in accordance with historic practices.

(b) Except for the Trust Shortfalls, all of the Companies’ and the Sellers’ required contributions to, withdrawals from and investment and other uses of the Trust Funds have been made in accordance with all applicable Laws, and the Companies and the Sellers will have paid as of the Closing (or will pay after Closing when due), all commissions due and owing to commissioned sales people in respect of amounts already received on Pre-/At-Need Contracts. Except for the Trust Shortfalls, Sellers have no Knowledge of any actual or alleged non-compliance on the part of the Companies or the Sellers. Amounts held in trust or escrow related to cemetery perpetual care funds and/or endowment care funds shall total no less than the amounts provided on Schedule 3.18 as of the date provided therein plus any additions thereto since that date and amounts held in trust or escrow related to cemetery merchandise and services shall total no less than the amounts provided on Schedule 3.18 as of the date provided therein plus any additions thereto since that date.

(c) All of the Trust Funds are held in interest bearing trust or escrow accounts or other investment accounts that are permissible under applicable Laws. All of the

Trust Funds are identified and described under Schedule 3.18, which Schedule also attaches copies of any and all trust or escrow agreements entered into by Seller and a list of the financial institutions described therein.

Section 3.19. Environmental Matters.

(a) As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Owned Business including all operations at the Real Property are and have been in compliance with all Environmental Requirements and all other Laws concerning or relating to the environment applicable to each parcel of Real Property, including without limitation: those Laws, including common law, relating to the construction, operation, maintenance or repair of any improvements or equipment; the discharge, release or threatened release of any Hazardous Materials to the environment, and the storage, treatment, disposal or handling of any Hazardous Materials (collectively, “Environmental Laws”).

(b) As of the Appointment Date and thereafter to the Knowledge of the Sellers, there are no conditions at, under or emanating from or into the Real Property, that constitute a violation of any Environmental Laws, except where such violation would not have a Material Adverse Effect. There are no conditions at, under or emanating from or into the Real Property that may require removal or remedial action under applicable Environmental Laws.

(c) As of the Appointment Date and thereafter to the Knowledge of the Sellers, neither Sellers nor the Companies during the period of Sellers’ ownership, control or occupation of the Real Property, have generated, stored, treated, disposed of, discharged, released, caused a threatened release, emitted or otherwise handled any Hazardous Material on, over, under, from or in any manner affecting the Real Property or any premises adjacent to the Real Property except in compliance with all Environmental Laws. For the purposes of this subsection (c) only, “Hazardous Material” shall not include office equipment, fuel and other similar products contained in vehicles, cleaning solutions and other maintenance materials that are customarily used or stored incidental to and are reasonably necessary for the operation or maintenance of the Real Property, and any chemicals or materials normally used in the proper conduct of cemetery operations.

(d) As of the Appointment Date and thereafter to the Knowledge of the Sellers, neither the Real Property nor any adjacent premises, is listed or proposed for listing on the National Priorities List established pursuant to Section 105(8)(B) of CERCLA, 42 U.S.C. § 9605(8)(B), or on any other list promulgated by any Governmental Authority pertaining to properties that require remediation or a response action to be undertaken.

(e) No underground storage tanks are present at the Real Property.

(f) As of the Appointment Date and thereafter to the Knowledge of the Sellers, Sellers have provided Buyer with copies of all: (1) permits, licenses, certificates, registrations, approvals, and any amendments thereto required for the Real Property, the Companies or the Acquired Assets pursuant to or necessary for compliance with Environmental Laws; (2) applications, reports or other materials submitted to any governmental agency in connection with any Environmental Laws; (3) records required to be maintained pursuant to Environmental Laws or which are relevant to the issue of compliance with Environmental Laws; (4) correspondence, notices of violation, consents, summonses, decrees, orders, administrative, civil or criminal complaints, requests for information or other documents received by Sellers, the Companies, or their agents pertaining to compliance with Environmental Laws or the generation, storage, treatment, handling, discharge, emission, release or migration of any Hazardous Material on, over, under, from or affecting the Real Property; and (5) any environmental reports or analyses of any environmental tests pertaining to the Real Property or Owned Business, including without limitation the results of any air, water or soil analyses or tank integrity testing, which are in the possession of Sellers or the Companies or the existence of which is known to Sellers.

(g) As of the Appointment Date and thereafter to the Knowledge of the Sellers, no civil, criminal or administrative claim or proceeding is pending or threatened relating to Environmental Laws or Hazardous Materials on, over, under, from or affecting the Real Property; Sellers (nor any of the other tenants of any Real Property, if any) have not received any notice of violation or potential liability regarding the Owned Business or the Real Property or operations thereon from any Governmental Authority or any other third party relating to Environmental Laws or Hazardous Materials on, over, under, from or affecting the Real Property or the Owned Business, and Sellers have no reason to believe such notices will be received and have no reason to know of circumstances or environmental conditions that would give rise to such notices, claims or proceedings in the future; Sellers and/or the Companies have not entered into any consent order, consent decree, administrative order, judicial order or settlement relating to Environmental Laws or Hazardous Materials on, over, under, migrating to or from or affecting the Real Property.

(h) Sellers will assist Buyer in giving notice to applicable government agencies and in transferring or reissuing to Buyer any permit, license, certificate, registration or other approval necessary to continue operations at the Real Property, or in obtaining for Buyer any new permit, license, certificate, registration or approval required of Buyer under any Environmental Laws.

Section 3.20. Contracts. Except for the Assumed Contracts (copies of which have been delivered to Buyer), no Company or Asset Seller, as of the Appointment Date and thereafter to the Knowledge of the Sellers, is a party to or bound by any Contract relating to the Owned Business. Except as disclosed on Schedule 3.20, all of the Assumed Contracts as of the Appointment Date and thereafter to the Knowledge of Sellers are in full force and effect, and there exists no default or breach thereunder by the Companies or the Sellers. As of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Companies or the Sellers is a party to and none are bound by any Contract that would reasonably be expected to restrict Buyer’s operation of the Owned Business or, with respect to the Owned Business, the ability to compete in any geographic region or in any line of business. To Sellers’ Knowledge, no notice (written or oral) has been received indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract. As of the Appointment Date and thereafter to the Knowledge of the Sellers, all of the Assumed Contracts are enforceable against the Companies or the Sellers and any of their Affiliates that are a party thereto and, to Sellers’ Knowledge, against all other parties thereto in accordance with their terms and applicable Laws.

Section 3.21. Licenses and Permits. Except as set forth on Schedule 3.21, the Companies and the Asset Sellers held as of the Appointment Date and thereafter to the Knowledge of the Sellers all of the Permits required to own, operate and maintain the Owned Business under any applicable Law as currently conducted (“Existing Permits”), and to Sellers’ Knowledge all Existing Permits are, and as of immediately prior to the Closing will be, in full force and effect. To the Sellers’ Knowledge, except as set forth on Schedule 3.21, there are no material restrictions on Buyer’s ability to replace or renew any of the Existing Permits. Except for the Trust Shortfalls and as disclosed on Schedule 3.21, Sellers are in compliance with all Existing Permits.

Section 3.22. Reserved.

Section 3.23. Compliance with Laws. Except for the Trust Shortfalls and as disclosed on Schedule 3.23, as of the Appointment Date and thereafter to the Knowledge of the Sellers the Owned Business is conducted, and the Acquired Assets and their respective uses are, in material compliance with all Laws applicable to them including, without limitation, those governing the operation of funeral homes, cemeteries, the provision of cemetery and/or funeral services and the sale of cemetery and/or funeral merchandise, including, without limitation, the funding of or maintaining of all trust or escrow accounts in compliance with applicable Laws.

Section 3.24. OSHA and ADA. As of the Appointment Date and thereafter to the Knowledge of the Sellers, there is no Proceeding pending with respect to the Owned Business, and, to Sellers’ Knowledge, no charge or claim has been made with respect to any Owned Business that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) and the Americans with Disabilities Act (“ADA”) pertaining to the facilities and operations of the Owned Business.

Section 3.25. Labor Relations. As of the Appointment Date and thereafter to the Knowledge of the Sellers, none of the Companies or the Sellers is a party to any collective bargaining or union Contract, and Sellers are not aware of any current union organization effort with respect to employees of the Owned Business. To Sellers’ Knowledge, since December 31, 2007, there has not been any union organizing activities with respect to the employees of the Owned Business. To Sellers’ Knowledge, since December 31, 2007, none of the Companies or the Sellers has received notice of any unfair labor practice complaints from or with respect to any employees of the Owned Business. To Sellers’ knowledge, since December 31, 2007, none of the Sellers or the Companies has received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Owned Business. To Sellers’ Knowledge, since December 31, 2007, none of the Companies or the Sellers has had an “employment loss” within the meaning of the WARN Act or any similar Law.

Section 3.26. Employees and Independent Contractors. Schedule 3.26 sets forth a list of all employees of the Owned Business, together with (a) their titles or responsibilities, (b) their salaries or wages during the 2007 and 2008 calendar years, (c) their dates of hire, (d) any employment or severance agreements with them, and (e) any outstanding loans or advances made to them. Except for any limitations of general application which may be imposed under applicable employment Laws, each Company and each Asset Seller, as of the Appointment Date and thereafter to the Knowledge of the Sellers, has the right to terminate the employment of each employee at will and without incurring any penalty or liability other than Retained Liabilities. As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Companies and the Asset Sellers are in compliance with all Laws respecting employment practices. As of the Appointment Date and thereafter to the Knowledge of the Sellers, no employee of the Owned Business has provided to any of the Companies or the Sellers written notice of such employee’s intent to terminate his or her employment with the Owned Business after the date hereof. Sellers do not have Knowledge that the transactions contemplated by this Agreement will adversely affect relations with the employees of the Owned Business.

Section 3.27. Employee Benefit Plans.

(a) For purposes of this Agreement, “Benefit Plans” shall mean all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including, without limitation, “multiemployer plans” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA), retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA), and all material employment or compensation agreements, written or otherwise. Schedule 3.27 sets forth a list of each Benefit Plan as to which (i) any employee of the Owned Business, or former employee, or any of their beneficiaries has any present or future right to benefits and (ii) any of the Companies or the Sellers has any present or future liability (each, a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Companies have made available to the Buyer a copy or written description thereof as well as all related documents and forms.

(c) Each Company Benefit Plan has been established and administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, in all material respects.

(d) The Companies and Asset Sellers do not sponsor, contribute to or have any liability with respect to any Benefit Plan subject to Title IV of ERISA.

(e) Except as set forth on Schedule 3.27, the Companies and the Asset Sellers do not sponsor, contribute to or have any liability with respect to any Company Benefit Plan under which benefits are paid in full or in part from its general assets.

(f) Except as set forth on Schedule 3.27, the Companies and the Asset Sellers do not sponsor, contribute to or have any liability with respect to any “excess benefit plan”, as described in Section 4(b)(5) of ERISA or “deferred compensation” plan or program as described in Section 301(a)(3) of ERISA.

(g) Sellers have provided or caused to be provided copies of the most recent determination letter issued, if any, or if none, IRS opinion or advisory letter issued with respect to a Company Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code and all compliance reports and testing results for the past three years. To the Knowledge of the Sellers, none of the Company Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f).

(h) With respect to the Company Benefit Plans, the Companies and Asset Sellers will have made, through the Appointment Date and thereafter to the Knowledge of the Sellers, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and to the Knowledge of the Sellers will have accrued (in accordance with GAAP) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date.

(i) As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Companies, Asset Sellers and all fiduciaries of the Company Benefit Plans have complied with the provisions of the Company Benefit Plans and with all applicable Laws including ERISA and the Code.

(j) As of the Appointment Date and thereafter to the Knowledge of the Sellers, there are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Knowledge of the Sellers, there are no facts which could form the basis for any such action, claim or lawsuit. As of the Appointment Date and thereafter to the Knowledge of the Sellers, there are no investigations or audits by any government agency of any of the Company Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the Knowledge of the Sellers, there are no facts which could form the basis for any such investigation or audit.

(k) As of the Appointment Date and thereafter to the Knowledge of the Sellers, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been documented and operated in compliance with Code Section 409A and the rules and regulations issued thereunder. To the Knowledge of the Sellers, no Company Benefit Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Treas. Reg. §1.409A-6) after October 3, 2004. To the Knowledge of the Sellers, no stock option or stock appreciation right granted under any Company Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option or stock appreciation right was granted or has any provision or feature that could cause the stock option or stock appreciation right to be subject to Code Section 409A.

Section 3.28. Insurance. Schedule 3.28 sets forth a summary of the insurance policies currently owned or maintained for the benefit of the Owned Business (excluding insurance policies that constitute a Company Benefit Plans). Each such insurance policy (a) is in full force and effect during the period(s) of coverage indicated in Schedule 3.28, (b) is as of the Appointment Date and thereafter to the Knowledge of the Sellers, with financially sound and reputable insurance companies or associations, and (c) as of the Appointment Date and thereafter to the Knowledge of the Sellers, complies with the requirement of all Laws, Contracts and Permits applicable to the Owned Business or any of the Acquired Assets. Except as described in Schedule 3.28, there are no claims pending under any of the insurance policies described in Schedule 3.28.

Section 3.29. No Brokers. No Seller nor any Person acting on behalf of any Seller has agreed to pay to any Person any commission, finder’s or investment banking fee, or similar payment in connection with this Agreement, or the transactions contemplated thereby, nor has any Seller, or any Person acting on behalf of any Seller, taken any action on which a claim for any such payment could be based.

Section 3.30. Accounts Receivable.

(a) Schedule 3.7 sets forth a detailed list of all Receivables relating to the Owned Business as of a date within 30 days prior to the Closing Date.

(b) To Sellers’ Knowledge, the Receivables are valid and enforceable claims and, to Sellers’ Knowledge, are fully collectible in the ordinary course of business, consistent with past practices, without setoff or counterclaim and subject to historical reserves. Except as set forth on Schedule 3.7, Sellers do not have any Receivables from any director, officer, partner or employee of the Sellers or any Affiliate of Sellers, except for advances for reasonable business expenses incurred in the ordinary course of business, so long as such advances do not exceed $5,000 in the aggregate.

Section 3.31. Operations in Ordinary Course of Business. As of the Appointment Date and thereafter to the Knowledge of the Sellers, the Companies and the Asset Sellers have operated and conducted the Owned Business in the ordinary and usual course consistent with past reasonable practices. As of the Appointment Date and thereafter to the Knowledge of the Sellers, there has been no material adverse change in the financial condition, assets, liabilities, or operations of the Owned Business, nor have any events occurred, nor to Sellers’ Knowledge do there exist any circumstances, which would constitute, either before or after the Closing, any such change. Without limiting the generality of the foregoing and except as set forth on Schedule 3.31, since December 31, 2007, none of the Companies or the Sellers has, to Sellers’ Knowledge:

(a) sold, assigned, leased or transferred any of their assets, which are material to the Owned Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b) canceled, terminated, amended, modified or waived any material term of any Contract relating to the Owned Business to which they are a party or by which they or any of their assets are bound, providing for aggregate annual revenues to the Companies in excess of $10,000;

(c) (i) increased the base compensation payable or to become payable to any of its employees or independent contractors, except for normal periodic increases in such base compensation in the ordinary course of business, consistent with past practice, (ii) increased the sales commission rate payable or to become payable to any of its employees or independent contractors except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), (iii) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees or independent contractors, except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing), (iv) entered into any new employment, collective bargaining or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof, or (v) amended any Company Benefit Plan to increase benefits or become obligated to contribute to any Benefit Plan not set forth on Schedule 3.27;

(d) executed any lease for real or personal property for the Owned Business or incurred any Liability therefor except as otherwise disclosed herein;

(e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Owned Business or any assets used in the Owned Business that exceeds $10,000 in any one instance or $20,000 in the aggregate;

(f) mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any Pre-/At-Need Contracts, any material asset of the Owned Business or group of assets that are material in the aggregate to the Owned Business.

(g) made any payments or gave any other consideration in excess of $2,000 to customers or suppliers of the Owned Business, other than payments under, and in accordance with the terms of, Contracts in effect on the date thereof;

(h) paid, discharged or satisfied any Liability relating to the Owned Business other than any such payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of (i) Liabilities reflected or reserved against on such Company’s most recent financial statements or incurred subsequent thereto in the ordinary course of business, consistent with past practice, or (ii) Liabilities under, and in accordance with the terms of, any Contracts, Permits and other commitments set forth on the Schedules hereto or under Contracts, Permits and other commitments which are not required to be disclosed on the Schedules hereto; or

(i) made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any

Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of each of the Companies for any period ending after the Closing Date or decreasing any Tax attribute of each of the Companies existing on the Closing Date.

Section 3.32. Related Party Transactions. Except as set forth on Schedule 3.32, as of the Appointment Date and thereafter to the Knowledge of the Sellers, there are no Contracts under which the Owned Business has any current or future liabilities or obligations, or any other arrangements or transactions of any nature, between the Companies or the Sellers, with respect to the Owned Business and (a) any current or former shareholder, partner, director, officer of any Seller or any Affiliate thereof, (b) any other Affiliate of any Seller, or (c) any Affiliate, associate or family member of any Person listed in clause (a) of this Section 3.32.

Section 3.33. Full Disclosure. None of the representations and warranties made by Sellers in this Agreement (including the Schedules hereto) or in any document delivered to Buyer by or on behalf of Sellers pursuant to Section 7.1, contains any untrue statement of a material fact, or omits any material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 3.34. No Other Representations or Warranties. Except as expressly stated in this Agreement, Sellers make no other representation or warranty of any kind whatsoever.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers, both as of the date hereof and as of the Effective Time, as follows:

Section 4.1. Authority.

(a) Each of StoneMor LLC, Buyer LLC, Ohio Non-Profit and Buyer NQ Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The execution, delivery and performance of this Agreement, by StoneMor LLC, Buyer LLC, Ohio Non-Profit and Buyer NQ Sub, have been duly authorized and consented to by the Board of Managers or the Board of Directors of such Person (as the case may be), and no other or additional consent or authorization on the part of such Person is required in connection therewith. The consummation of the transactions contemplated by this Agreement, will not result in a breach, violation or default by StoneMor LLC, Buyer LLC, Ohio Non-Profit or Buyer NQ Sub of or under any judgment, decree or Contract applicable to any of them or any organizational document for any of them.

(b) Upon execution and delivery hereof, this Agreement, shall constitute the valid and binding obligation of StoneMor LLC, Buyer LLC, Ohio Non-Profit and Buyer NQ Sub, enforceable against each of them in accordance with its terms.

Section 4.2. No Brokers. Neither Buyer, nor any Person acting on behalf of Buyer, has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement, or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 4.3. No Other Representations or Warranties. Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.

ARTICLE V

Covenants

Section 5.1. Access to the Owned Business. Sellers shall cause Buyer and its representatives to have full and free access to all properties, Contracts, books and records of the

Owned Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Owned Business, including, without limitation, the conduct of a financial audit and tax review of the Companies, the Asset Sellers and the Owned Business, their operations and their trust or escrow funds and the conduct of any environmental investigations or assessments, provided that (i) such investigation or assessment shall not unreasonably interfere with the operation of the Owned Business, and (ii) prior to undertaking any such investigation or assessment, Buyer shall provide notice to Sellers. Sellers agree to furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Companies, the Acquired Assets and the Owned Business that may be reasonably requested by them to conduct a complete and thorough due diligence review of the Acquired Assets, the Owned Business and the employees of the Owned Business. The parties acknowledge that all data and information acquired pursuant to this Section 5.1 remains subject to Section 5.11 regarding confidentiality. In furtherance and not in limitation of the foregoing, Sellers agree to fully cooperate and to cause the Companies and the Asset Sellers to fully cooperate with Buyer as reasonably requested and as reasonably necessary in connection with any lender consents or required by Buyer to consummate the transaction contemplated by this Agreement, provided, however, such cooperation shall impose no monetary obligation on Sellers.

Section 5.2. Schedules. Buyer shall prepare Schedules of the Acquired Assets and provide other schedules referenced in this Agreement not later than ten (10) days prior to Closing, it being understood that the Acquired Assets are not limited to what is set forth on such Schedules. All references in this Agreement to Schedules refer to schedules which have been or will hereafter be so provided by the Buyer and will be attached to this Agreement at the time of completion. All Schedules are subject to approval by Sellers and the Receiver, which approval shall not be unreasonably withheld.

Section 5.3. Conduct of Business Pending Closing. From and after the date of this Agreement until the Closing, and except as otherwise permitted by this Agreement, or as consented to by Buyer in writing, Sellers covenant that:

(a) The Owned Business shall be conducted only in the ordinary course consistent with past practices, which shall include, without limitation, compliance with all material respects of all applicable Laws and the maintenance in force of all insurance policies;

(b) The assets of the Companies and the Acquired Assets shall be maintained in their current state of repair, excepting normal wear and tear and use their commercially efforts to protect the goodwill of the Owned Business and to maintain for the Owned Business the current relationships with suppliers and customers of the Owned Business and others having business relations with the Owned Business;

(c) Commercially reasonable efforts shall be used to ensure that key employees and key independent contractors continue their association with the Owned Business through the Closing Date; and

(d) No practice shall be engaged in, taken or failed to be taken, and no action shall be taken and no transaction engaged in, failed to be taken or omitted (i) of the kind described in Section 3.31 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.4. Consents and Licenses. Sellers and Buyer shall use commercially reasonable efforts to obtain, satisfy or make application for, prior to the Closing, all Consents and Permits (the “Required Consents”) required to be obtained, satisfied or made pursuant to any Laws, Permits, Assumed Contracts or other agreements by which the Companies, the Asset Sellers or any of their respective properties or business assets, including, without limitation, the Acquired Assets, are bound in connection with (a) the execution and delivery of this Agreement, by Sellers, (b) the sale and transfer to Buyer of the Owned Business, including, without limitation, the Acquired Assets, the Assumed Contracts and, if transferable under applicable Laws, the Existing Permits and (c) the ongoing operation of the Owned Business inclusive of Pre-/At-Need Contracts and funds paid by customers toward Pre-/At-Need Contracts with the Owned Business.

Section 5.5. Buyer’s Trustee and Endowment Care and Pre-Need Trust Funds. Subject to receipt of the prior order of the Court to do so, at Closing, all the Trust Funds shall be transferred to the escrow agent or trustee for each Owned Location as designated by the Buyer for deposit in the trust or escrow accounts maintained for such Owned Location (the “Buyer Designated Trust/Escrow Accounts”). For avoidance of doubt, Trust Funds shall include monies repatriated by the Receiver of approximately $7.0 million (the “Repatriated Funds”) which shall be transferred at Closing to Buyer by the Receiver. At Closing, Buyer shall advance moneys, for the purpose of covering a portion of the Trust Shortfalls, in the amount of $14,807,668.78, which shall be transferred to the trustee or escrow agent for deposit in the Buyer Designated Trust/Escrow Accounts as agreed by the Buyer with the States of Indiana, Michigan and Ohio, as the case may be. It is expressly agreed that the amount of $4,256,668.78 out of the Repatriated Funds and the amount transferred by Buyer under this Section 5.5 will be transferred to the Buyer Designated Trust/Escrow Accounts as directed by the State of Michigan.

Section 5.6. Recoupment of Monies Representing Certain Misappropriation Claims. From and after Closing, Buyer shall have the right to pursue recovery of the Misappropriation Claims on behalf of the Companies. Any decision to pursue, settle or dismiss any claim in this regard shall be in the Buyer’s sole discretion, and Buyer shall have the power to control, direct and settle any such claim of claims. Sellers shall not be entitled to be paid, or to direct, any proceeds of any such claim or claims. All net recoveries from the Misappropriation Claims shall be paid to the Buyer Designated Trust/Escrow Accounts. Following net recoveries from the Misappropriation Claims in the amount of $3 million, Buyer may seek distributions from the Buyer Designated Trust/Escrow Accounts consistent with applicable Laws.

Section 5.7. Title to Real Estate.

(a) Buyer shall, at Buyer’s expense, obtain a preliminary title report or reports for an owner’s policy or policies of title insurance for the Real Property, from the Title Company, along with copies of all documents and instruments reflecting items noted as exceptions to title (the “Preliminary Report”). The Preliminary Report when in final form is intended to contain sufficient details to provide the basis for the issuance of the Policy (as defined below).

(b) Buyer, at its sole expense, shall obtain and deliver to Sellers and the Title Company a survey or surveys of the Real Property prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including items 1, 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13 of the Optional Survey Responsibilities and Specifications listed on Table A thereof and in form sufficient to enable the Title Company to delete from the Policy the so-called standard exception for matters disclosed by an accurate survey (the “Survey”). The Survey shall be certified to the Buyer, Buyer’s lender and the Title Company.

(c) After Buyer receives the Preliminary Report and the Survey, Buyer will indicate which exceptions, encumbrances, encroachments, overlaps, protrusions, boundary line disputes or other matters shown in the Preliminary Report and the Survey (collectively “Defects”) may remain on the title (the “Permitted Exceptions”). Sellers shall use their best efforts to cure or remove or cause the Title Company to provide affirmative coverage, in form and substance acceptable to Buyer, with respect to all Defects that are not Permitted Exceptions.

Section 5.8. Title Insurance. Prior to Closing, Buyer shall receive an ALTA Extended Owner’s Form B Policy or Policies of Title Insurance or its equivalent from the Title Company (the “Policy”) or a binding undertaking from the Title Company to issue such policy or policies, insuring that fee simple title to the Real Property, based on the Preliminary Report is vested in the Companies or Buyer as the case may be in an amount consistent with the promises and covenants to be performed by the Buyer. The Policy will contain no exceptions other than the Permitted Exceptions (including any so-called “standard exceptions”) and will insure fee simple title to the Real Property, in the Companies or Buyer as the case may be with such affirmative endorsements as may be requested by Buyer and as may be applicable, including, but not limited to, zoning (Form 3.1), survey, access and contiguity. The cost of the premium charged by the Title Company will be paid by Buyer.

Section 5.9. Environmental Audit. Prior to the Closing, Buyer will, at Buyer’s expense and in a form satisfactory to Buyer, furnish the Stock Sellers with the reported results of the Environmental Reports. Seller will allow Buyer and Buyer’s representatives reasonable access to the Owned Real Property for the purpose of completing such assessments. In the event the environmental assessment identifies further investigation or remediation in order to ensure compliance with applicable Environmental Laws, Buyer shall have the option, but not the obligation, to complete such investigation and remediation.

Section 5.10. No Solicitation; Notification.

(a) No Solicitation. Prior to Closing, Sellers shall not, and Sellers shall cause their representatives (including, without limitation, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person other than Buyer and its representatives concerning any sale of all or any portion of the assets of the Owned Business of, or of any shares of capital stock or other units of equity interest in the Companies, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving Sellers that encompasses any portion of the Owned Business or the Acquired Assets (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Sellers hereby represent and warrant that they are not now engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. Sellers shall not, and Sellers shall cause their representatives (including, without limitation, their attorneys and accountants), employees, directors, members, partners and other Affiliates not to agree to, release any third party from, or waive any provision of, any confidentiality or standstill agreement that relates in any way to all or a portion of the Owned Business.

(b) Notification. Sellers shall (i) immediately notify Buyer if any written offer, inquiry or proposal is made or given to any Seller with respect to any Proposed

Acquisition Transaction, and (ii) promptly provide Buyer with a copy of any such offer, proposal or inquiry; provided, however, that no such notice hereunder shall relieve Sellers of their obligations under Section 5.10(a).

Section 5.11. Confidentiality. In connection with the management of the Owned Business and the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, the parties acknowledge that they had, and may continue to have, access to confidential information relating to the Owned Business. The parties shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to its advisors, consultants and other representatives or Affiliates, or as required by Law, in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Receiver may, prior to the Closing, disclose information pertaining to the Owned Business but only to the extent required for the normal operations of the Owned Business or as necessary for the receivership and Buyer may disclose information pertaining to the Owned Business to its lenders, but shall advise them of the requirement to maintain the confidentiality of such information and data. This Section 5.11 shall not apply to any information that is (a) in the public domain through no fault on the part of the any disclosing party or any of its Affiliates or the employees, agents or representatives of such party or any of its Affiliates, or (b) learned or discovered through any independent source that is not obligated to maintain such information as confidential. Buyer’s obligation under this Section 5.11 shall expire at the Closing.

Section 5.12. Cooperation Regarding Publicity. Buyer shall make no press release or other public announcement or filing regarding the transactions contemplated herein without prior consultation, coordination with and consent of the Receiver. Notwithstanding the foregoing or anything else to the contrary, Buyer and their respective Affiliates may make one or more public announcements or filings in connection with the transactions contemplated by this Agreement, to the extent that such announcement or filing is reasonably required (or any of such party’s Affiliates) to avoid Liability under applicable Laws; provided, however, that the Buyer making such announcement or filing shall notify the other party(ies) hereto, if reasonably possible, at least three business days prior to making such filing.

Section 5.13. The Comerica Loan and the Smith Barney Account. That certain loan of Comerica Bank N.A. secured by assets of certain of the Companies (the “Comerica Loan”) shall be paid off by the Buyer at Closing pursuant to a payoff letter to be provided by Comerica Bank in form and substance satisfactory to Buyer. Nelms agrees the parties will apply the proceeds of the Smith Barney Account toward the payment of the Comerica Loan and shall execute such documents and instruments required by Buyer for purposes of applying such proceeds toward the payment of the Comerica Loan.

Section 5.14. Bank Accounts. Sellers and the Receiver will deliver to Buyer prior to the Closing a complete and accurate list of all arrangements the Companies, other than Chapel Hill Associates, Inc. (and the Asset Sellers, with respect to the operation of the Owned Business) have with any banks, savings and loan associations or other financial institutions providing for deposit accounts for operating funds, indicating account numbers and, if applicable, the Person or Persons authorized to act or sign on behalf of the Companies or such Asset Sellers or holding any power of attorney or similar authority from the Companies in respect of any of the foregoing. Such authorization shall be subject to the reasonable approval and change by the Buyer after Closing.

Section 5.15. Post Closing Access.

(a) For a period of eight (8) years from the Closing Date, Asset Sellers shall retain and make available to Buyer for any lawful purpose, upon reasonable notice and at reasonable times, Asset Sellers’ Tax records, general ledger and other books of original entry, and original payroll records with respect to periods prior to the Effective Time. If Asset Sellers cease to conduct operations prior to the end of such eight-year period, Asset Sellers shall give Buyer sixty (60) days prior written notice and an opportunity to accept (without charge to Buyer) from Asset Sellers a transfer of such books and records, and if Buyer elects not to accept such books and records, the Asset Sellers’ obligations under this paragraph (a) shall cease.

(b) For a period of eight (8) years from the Closing Date, Buyer shall retain and make available to Sellers for any lawful purpose, upon reasonable notice and at reasonable times, the books and records of the Owned Business with respect to periods prior to the Effective Time and to actions and events after the Effective Time, to the extent they relate to periods prior to the Effective Time. If Buyer ceases to conduct operations prior to the end of such eight-year period, Buyer shall give Sellers 60 days’ prior written notice and an opportunity to accept (without charge to Sellers) from Buyer a transfer of such books and records from Buyer, and if Sellers elect not to accept such books and records, Buyer’s obligations under this paragraph (b) shall cease.

Section 5.16. Employees. Sellers shall be responsible for providing health benefit continuation coverage under Section 4980B of the Code and Sections 601 through 609 of ERISA with respect to each employee or former employee of Sellers or the Companies and any other qualified beneficiary under any group health plan who as of the Closing is receiving, is eligible to receive or eligible to elect to receive, such continuation coverage.

Section 5.17. Form of Hello Letter. Immediately following Closing and to the extent required by applicable Laws, Buyer shall furnish to customers under the Pre-/At-Need Contracts a Hello Letter substantially in a form customarily provided by Buyer after acquisition of a cemetery. Buyer may furnish the Hello Letter by forwarding a copy to the customers at the last known address or by posting the Hello Letter in the offices of the Owned Business or by publishing the Hello Letter in a newspaper generally circulated in the county in which the customer resides.

Section 5.18. Cancellation of Pre-/At-Need Contracts. The parties agree that the provisions of this Section shall constitute the sole responsibility of Buyer and Companies with regard to the Pre-/At-Need Contracts entered into prior to the Effective Time for which any of the Companies or the Asset Sellers have received a notice of cancellation or request to exercise a right of cancellation pursuant to the contract or applicable Laws. In its sole discretion, Buyer may request the Court to determine that the overall rights of the customers are best served by eliminating the right of an individual customer to cancel its contract, and, therefore, customers will have no right of cancellation. If Buyer does not seek this relief or the Court does not grant such relief and any of the Companies, Asset Sellers or Buyer have received a notice or request from a customer that the customer wishes to cancel a Pre-/At-Need Contract, Buyer shall confirm the contract and statutory right of the customer to cancel the Pre-/At-Need Contract. If Buyer determines that the customer is entitled to cancel, Buyer shall determine and pay that portion of the contract price which has been escrowed or trusted in accordance with the applicable Laws subject to statutory limits under applicable Laws and such payment shall include a refund only to the extent of funds escrowed or trusted pursuant to the applicable Laws allocable to such contract included in the Acquired Assets exclusive of the Repatriated Funds, funds advanced by the Buyer pursuant to Section 5.5 or funds deposited by the Buyer or by the Companies after Closing. Upon cancellation and such payment, such Company shall have no further obligation with regard to post closing customer obligations for such contract.

Section 5.19. Cooperation Regarding Financial Information. After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, Sellers, their respective Affiliates and the Receiver (only while appointed by the Court as such) shall provide reasonable cooperation (including reasonable access to Sellers’ files, records and employees) to Buyer and its agents and representatives (including Buyer’s external auditors) in connection with the preparation of financial statements and financial information and disclosures relating to the Owned Business and the Acquired Assets, including, without limitation, disclosures required under Items 2.01 and 9.01 of Form 8-K adopted by the Securities and Exchange Commission, including all requirements for pro forma financial information.

Section 5.20. Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration but at no cost to Sellers, Sellers will execute and deliver such additional documents and will take such other actions as Buyer reasonably may request to more fully and absolutely convey, assign, transfer, deliver and vest in Buyer title to the Stock and in the Companies, the Acquired Assets and the Owned Business and to otherwise carry out the terms of this Agreement.

Section 5.21. Notice of Breaches. Sellers shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event, which occurrence or failure causes or would reasonably be expected to cause any representation or warranty of Sellers contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate, (b) any Material Adverse Effect, and (c) any failure of Sellers to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement, or any Exhibit or Schedule hereto.

ARTICLE VI

Conditions Precedent to Closing

Section 6.1. Conditions to Sellers Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement, are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Sellers at their option:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Buyer shall have discharged, performed or complied with Section 5.5 and, in all material respects, all other covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer at or prior to the Closing;

(c) Buyer shall have delivered, or caused to be delivered, to Sellers each of the documents required by Section 7.2; and

Section 6.2. Conditions to Buyer Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement, are subject to the satisfaction on or before the Closing of the following conditions, any one or more of which may be waived by Buyer at its option:

(a) the representations and warranties of Sellers contained in this Agreement shall be true and correct, both on the date of this Agreement and at and as of the Closing, except for representations or warranties made as of some other specified date, which as of the Closing shall remain true and correct as of such specified date;

(b) Sellers and the Receiver shall have discharged, performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Sellers or the Receiver, as applicable, at or prior to the Closing;

(c) Sellers shall have delivered, or caused to be delivered, to Buyer each of the documents required by Section 7.1;

(d) Buyer shall be satisfied in its reasonable discretion with the results of its due diligence investigation and review of the Owned Business;

(e) There shall have been no material adverse change in the condition (financial, physical or otherwise), assets, commercial relationships, business or operations of the Owned Business or the Acquired Assets from and after December 31, 2007;

(f) No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Authority, arbitrator or mediator, which challenges, or seeks to prohibit, restrict or enjoin the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental Authority, arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract or Permit of the Owned Business by reason of any or all of the transactions contemplated by this Agreement;

(g) Buyer shall have obtained all required Permits for the operation of the Owned Business;

(h) All Required Consents shall have been obtained, given or application made including without limitation, those of Buyer’s existing lenders, and such Consents shall be in full force and effect;

(i) Buyer shall have obtained such approval of Governmental Authorities in Indiana, Michigan and Ohio as it deems appropriate including, without limitation, state regulators and Mark Zausmer, Conservator for Chapel Hill Memorial Associates Cemetery;

(j) The Receiver shall have obtained approval of the Court and/or such other court(s) with jurisdiction over the Companies and the Asset Sellers as Buyer deems necessary in its discretion;

(k) Resolution to the satisfaction of the Buyer (which at the complete discretion of the Buyer may include releases, indemnities and/or a final nonappealable order of the Court) of all third party claims which have been or could be asserted against the Sellers or the Companies including, without limitation, any liability for borrowed moneys with any financial institution, litigation before the Court in the matter of Fred W. Meyer, Jr., et al., v. Ansure Mortuaries of Indiana LLC, et al., Cause No. 41C01-0801-MF-00001 together with claims asserted in Angela K. Farno, etc. v. Ansure Mortuaries of Indiana, LLC, et al., Cause No. 41C01-0910-PL-00007 as consolidated with the prior lawsuit;

(l) Buyer shall have received resignations and releases effective as of Closing of each director, officer or equivalent principal from each of the Companies;

(m) Buyer shall have received final approval from the Board of Directors of StoneMor Partners GP, LLC, a Delaware limited liability company and general partner of StoneMor Partners LP;

(n) The Receiver, Buyer and such other entities designated by Buyer, shall have filed a motion with the Court seeking: (i) to recognize Buyer or any entity designated by Buyer as the party in interest with respect to the Asset Sellers’ and the Companies’ Misappropriation Claims; and (ii) to terminate the Receivership with respect to the Companies and the Acquired Assets effective as of the date of Closing;

(o) Buyer shall have received all of Sellers Records;

(p) Schedule 1.2 shall have been updated by mutual consent of Buyer, Nelms and the Receiver to reflect the amounts payable by Buyer as of the Closing;

(q) All Liens (other than Permitted Encumbrances) shall have been removed;

(r) Buyer and Receiver shall have agreed on the amounts to be deposited in the Closeout Account;

(s) Buyer and the Meyers shall have entered into the Meyers Agreement; and

(t) The sale by Nelms the Corinthian Services Interest to Lowell Kirkpatrick Jr. shall have been consummated on or before the Closing Date on terms acceptable to Buyer and the proceeds to such sale shall have been forwarded to Buyer.

ARTICLE VII

Closing Deliveries

Section 7.1. Sellers’ Closing Deliveries. At the Closing, Sellers, or Receiver, as directed by the Receivership Court, will deliver to Buyer the following documents, duly executed as required, and each in form and substance reasonably acceptable to Buyer and its counsel:

(a) the Stock with the certificate or certificates evidencing the Stock duly endorsed.

(b) an assignment agreement assigning to Buyer (and/or to Buyer’s trustee or escrow agent, as appropriate), all Trust Funds, insurance policies and Receivables related to the Pre-/At-Need Contracts;

(c) a certificate of Sellers, to the effect that the conditions set forth in Sections 6.2(a), (b) and (e) hereof have been satisfied;

(d) a certificate of Sellers to the effect that none of Sellers is a foreign person within the meaning of Section 1445 of the Code (or any comparable law);

(e) acknowledgements from the applicable depositories that none of the funds held in the perpetual care and pre-need trusts or allocated thereto, respectively, will be withdrawn without the written consent of Buyer;

(f) fully executed counterparts of any and all required transfer tax forms;

(g) such title affidavits, opinions and indemnities as may be requested by the Title Company to issue the Policy to Buyer;

(h) copies of all Required Consents, duly executed by the Person from whom consent is required to be obtained;

(i) a noncompetition agreement duly executed by Nelms;

(j) the Carriage Services Note duly endorsed to Buyer with such consent as may be required to assign the note to Buyer;

(k) all other bills of sale, leases, deeds, transfers, assignments, acts, things and assurances as may be required in the reasonable opinion of Buyer for more perfectly and absolutely assigning, transferring, conveying, assuring to and vesting in Buyer title to the Stock and in the Companies, the Acquired Assets and Owned Business free and clear of all Liens other than Permitted Encumbrances;

(l) change of beneficiary designations, assignments of insurance policies or confirmations from insurance carriers sufficient to provide for payment of life insurance proceeds by the insurance carriers to the Companies upon the death of the insureds following Closing for all life insurance policies funding Sellers’ pre-need sales, together with verification that all insurance premiums paid by the insureds have been transmitted to the insurance carriers;

(m) a release signed by the Sellers and any other entities owned by the Stock Sellers releasing the Companies, Buyer and the Receiver from any claim, demand, obligation or liability;

(n) evidence of termination of any management agreement between MGMC and any Company or Owned Business; and

(o) such other documents as may be reasonably required to consummate the transactions contemplated hereunder.

Section 7.2. Buyer’s Closing Deliveries. At the Closing, Buyer will deliver to Sellers the following:

(a) in the form and manner specified in Sections 1.2 and 5.5 hereof, the Closing Purchase Price;

(b) a certificate of Buyer, signed by an executive officer thereof, to the effect that the conditions set forth in Sections 6.1(a) and (b) hereof have been satisfied;

(c) such other documents as may be reasonably required to consummate the transaction contemplated hereunder.

ARTICLE VIII

Survival of Representations, Warranties and Covenants; Indemnification; Enforcement of

Agreement

Section 8.1. Nature of Representations. For purposes of this Agreement, the contents of all Exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations, warranties and covenants made in this Agreement, constitute representations, warranties and covenants made in this Agreement by Sellers or Buyer, as the case may be.

Section 8.2. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties made in this Agreement shall survive the Closing, without regard to any investigation by the parties with respect thereto, as follows:

(a) The representations and warranties set out in Sections 3.1 (Organization; Standing; Authorization; Capacity), 3.3 (Tax Matters), 3.5 (Stock), 3.7 (Title and Status of Assets), 3.12 (Real Estate Taxes), 3.18 (Pre-/At-Need Contracts and Trust Accounts), 3.19 (Environmental Matters), 3.23 (Compliance with Laws), 3.27 (Employee Benefit Plans), 3.29 (No Brokers) and 4.1 (Authority) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”), and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period equal to the statute of limitations pertaining thereto plus thirty (30) days;

(b) All other representations and warranties made in this Agreement, and the indemnification obligations of the parties with respect to breaches of such representations and warranties, shall survive for a period of two (2) years after the Closing;

(c) Any claims, actions or suits that either the Sellers, on the one hand, or the Buyer, on the other hand, may have against the other that arise from any actual fraud on the part of such other party in connection with this Agreement, or the transactions contemplated hereunder, shall continue in full force and effect without limitation;

(d) All covenants and agreements other than agreements to be completed before closing (“Post-Closing Covenants”), and the indemnification obligations of the parties with respect to breaches of such covenants and agreements, shall survive for a period equal to the statute of limitations or the period of time specified herein for a particular covenant or agreement; provided, further, that the covenants contained in Section 5.20 (Further Assurances) and the indemnification obligations of the parties with respect to breaches thereof, shall survive the Closing indefinitely; and

(e) Notwithstanding the foregoing or anything else to the contrary, if any claim or proceeding is to be made or brought by an Indemnitee (as defined in Section 8.7) within the applicable time period set forth above in this Section 8.2, such claim, and the representation, warranty and/or covenant alleged to have been breached in such claim or proceeding, and all indemnification obligations of the parties with respect thereto, shall survive until the final resolution of such claim by settlement, arbitration, litigation or otherwise.

Section 8.3. Indemnification by Sellers.

(a) Sellers agree to indemnify and hold each Indemnitee (as defined in Section 8.7(a)), harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Sellers of any Post-Closing Covenant or other agreement of Sellers contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of representation or warranty by Sellers herein;

(iii) any Retained Liabilities;

(iv) any Taxes of Sellers; or

(v) any Taxes of any of the Companies for any Pre-Closing Tax Periods and such Taxes attributable to the portion of a Straddle Tax Period ending on the Closing Date as determined pursuant to Section 9.2, other than Taxes included as a liability on the Closing Balance Sheet (as hereafter defined).

(b) Notwithstanding anything herein to the contrary, Buyer shall have no claim for indemnification hereunder until the total amount of all Losses incurred without regard to qualifications of materiality which would otherwise be subject to indemnification hereunder exceeds $500,000, and then only to such excess, but in no event shall the aggregate amount of all Losses subject to indemnification under this Section 8.3 exceed $1,000,000; provided, however, that the amounts set forth in this Section 8.3(b) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (i) any Special Claims, (ii) claims under Sections 8.3(a)(i), 8.3(a)(iii), 8.3(a)(iv), or 8.3(a)(v), (iii) claims arising from any actual fraud on the part of Seller, as to which Seller shall have liability for the entire amount of such Loss without any limitation.

(c) The indemnification obligations of Sellers hereunder shall be the exclusive remedy of Buyer with respect to any matter subject to indemnification hereunder; provided, however, that such limitation shall not apply to any action seeking to enforce a covenant provided for herein.

(d) The parties agree, for absolute clarification, this term “Sellers” as used in this section, makes no reference, directly or indirectly to the Receiver.

Section 8.4. Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold each Indemnitee (as defined in Section 8.7(a)) harmless from all Losses incurred, suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement, or any related document executed pursuant hereto;

(ii) any breach of representation or warranty by Buyer herein; and

(iii) the failure of Buyer to fully pay and discharge as and when same are due any of the obligations, liabilities and/or duties relating to or arising from the Owned Business from and after the Effective Time exclusive of Retained Liabilities.

(b) The indemnification obligations of Buyer hereunder shall be the exclusive remedy of Sellers with respect to any matter subject to indemnification hereunder; provided, however, that such limitation shall not apply to any action seeking to enforce a covenant provided for herein.

Section 8.5. Defense of Claims; Payment.

(a) Any Indemnitee seeking indemnification with respect to any actual or alleged Loss shall give notice to the applicable Indemnitor within the applicable survival period set forth in Section 8.2. If any claim, suit, demand or action is asserted or threatened by a third party (“Claim”) after the Closing Date for which an Indemnitor may be liable under the terms of Article VIII, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such Claim is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the

Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such Claim; and (iv) to employ counsel to contest any such Claim in the name of the Indemnitee or otherwise (except as set forth below in Section 8.5(b)).

(b) If the Indemnitor intends to assume the defense of such Claim, it shall give written notice of such intention to the Indemnitee within fifteen (15) days after Indemnitor first receives written notice of such Claim, whereupon Indemnitee shall permit, and Indemnitor shall assume, the defense of any such Claim, through counsel reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee may participate in such defense of such Claim (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such Claim on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c) If the Indemnitor fails to assume the defense of any Claim within fifteen (15) days after Indemnitor first receives written notice of such Claim, the Indemnitee may defend against such Claim in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such Claim for damages suffered by it in good faith shall be conclusive in its favor against the Indemnitor.

(d) The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such Claim. Unless the Indemnitor shall have elected not to assume the defense of any claim subject to this Article VIII or, after reasonable written notice of any Claim that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such Claim without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e) Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than ten (10) days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee. Any Indemnification Amount that is not paid in full within ten (10) days after final determination of the Indemnification Amount as set forth above shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.6. Enforcement of Agreement. Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the covenants, agreements, rights and obligations of the parties under this Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Stock and the Owned Business inclusive of the Acquired Assets and the rights and obligations of the parties under Articles V, VIII and XI, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement, and hereby agrees to waive the defense that a remedy at law may be adequate in any action for specific performance hereunder.

Section 8.7. Definitions.

(a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer and Buyer’s Affiliates and the directors, officers, partners, members, managers, employees, successors and assigns of Buyer or any of its Affiliates, and in the case of a claim of indemnification brought pursuant to 8.4, it shall mean Sellers and the directors, officers, employees, successors and assigns of Sellers or any of their Affiliates and the Receiver and her employees and agents.

(b) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Sellers, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.

(c) Any payment required to be made pursuant to this Article VIII shall be treated as an adjustment to the Closing Purchase Price unless a Final Determination with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Closing Purchase Price for Tax purposes. For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Laws, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

ARTICLE IX

Tax Matters

Section 9.1. Tax Returns. The Sellers shall prepare or cause to be prepared by each of the Companies all Tax Returns of each of the Companies which are required to be filed on or before the Closing Date (“Pre-Closing Tax Returns”). The Sellers shall timely file or cause to be filed all Pre-Closing Tax Returns and pay or cause each of the Companies to pay the Taxes shown as due thereon prior to Closing. The Sellers shall cause to be accurately included on the Pre-Closing Tax Returns the income and other tax attributes of each of the Companies for all taxable periods applicable to such Tax Returns. The Sellers shall pay or cause each of the Companies to pay all fees and expenses associated with preparing and filing Pre-Closing Tax Returns. The Buyer shall cause each of the Companies to prepare and file any Tax Returns of each of the Companies which are required to be filed after the Closing Date (“Post-Closing Tax Returns”). Each of the Companies shall provide such Post-Closing Tax Returns, to the extent they include a period prior to the Closing Date, to the Sellers at least ten (10) days before the due date therefore, as extended by any proper extension, and shall accept all reasonable comments of the Sellers that do not adversely affect Buyer if received at least five (5) days prior to such due date. Expenses for Post-Closing Tax Returns shall be for the account of the Buyer and each of the Companies as a post-closing expense.

Section 9.2. Liability for Taxes. The Sellers shall be liable to the extent provided for in Article VIII for an amount equal to the Taxes of each of the Companies attributable to the portion of a Straddle Tax Period ending on the day before the Closing Date, as determined pursuant to this Section 9.2. A “Straddle Tax Period” means all tax periods which begin before the Closing Date and end after the Closing Date. For purposes of this Section 9.2, (i) in the case of any Taxes that are imposed on a periodic basis (for example, property Taxes) and are payable for a Straddle Tax Period, the portion of such Tax which shall be attributed to the portion of such Tax period ending on the day before the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of other Taxes, the portion of such Tax which shall be attributed to the portion of such Tax period ending on the day before the Closing Date shall be based upon the amount which would be payable if the relevant Tax period ended on the day before the Closing Date (a closing of the books). Any credits relating to a Straddle Tax Period shall be allocated (i) to the Sellers in an amount equal to the portion of such credits which relates to the portion of such Straddle Tax Period ending on the day before the Closing Date and (ii) to the Buyer with respect to the remainder of such credits. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by Law) of each of the Companies, as applicable.

Section 9.3. Audits. Subject to Section 8.5, Buyer shall have the right to control all Tax audits or Proceedings of each of the Companies.

Section 9.4. Cooperation on Tax Matters.

(a) Buyer, on the one hand, and the Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Companies, Sellers and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to each of the Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, each of the Companies or the Sellers, as the case may be, shall allow the Buyer to take possession of such books and records. The Sellers and each of the Companies agree to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which each of the Companies has participated.

(b) Buyer and Sellers further agree, upon request, to cooperate with each other in obtaining any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

ARTICLE X

Termination of Agreement

Section 10.1. Termination. Except where a right to terminate this Agreement is otherwise specifically provided for herein, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(a) by mutual consent of Sellers and Buyer;

(b) by Buyer, upon written notice to Sellers given at any time after June 30, 2010, if any or all of the conditions precedent to Buyer’s obligations hereunder set forth in Section 6.2 hereof have not been met, without fault of Buyer; or

(c) by Sellers, upon written notice to Buyer given at any time after June 30, 2010, if any or all of the conditions precedent to Sellers’ obligations hereunder set forth in Section 6.1 hereof have not been met, without fault of Sellers.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 10.1: (a) this Agreement shall become void and have no effect, without any liability on the part of any of the parties except for the provisions of Section 5.11 (Confidentiality) and except as provided below in this Section 10.2; and (b) no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any third party, unless required by Law. Notwithstanding the foregoing or anything else to the contrary, neither Sellers nor Buyer shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement, occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder.

ARTICLE XI

Miscellaneous

Section 11.1. Certain Defined Terms. The following terms shall have the following meanings for purposes of this Agreement, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“AAA” shall have the meaning as set forth in Section 11.9.

“Acquired Assets” shall have the meaning as set forth in Section 3.7(a)(xiv).

“ADA” shall have the meaning as set forth in Section 3.24.

“Agreement” shall have the meaning as set forth in the Preamble.

“Affiliate” means, with respect to any Person, one who at such time controls, is controlled by, or is under common control with, such Person.

“and” shall have the meaning as set forth in Section 11.7.

“and/or” shall have the meaning as set forth in Section 11.7.

“Ansure” shall have the meaning as set forth in the Preamble.

“Appointment Date” means January 22, 2008, the date on which Lynette Gray, Esq. was appointed as Receiver for Ansure and the Companies by the Circuit Court for Johnson County, Indiana.

“Asset Seller” shall have the meaning as set forth in the Recitals.

“Asset Sellers” shall have the meaning as set forth in the Recitals.

“Asset Seller Owned Business” shall have the meaning as set forth in the Recitals.

“Asset Seller Owned Location” shall have the meaning as set forth in the Recitals.

“Assumed Contracts” shall have the meaning as set forth in Section 3.7(a)(vii).

“at need” shall have the meaning as set forth in Section 1.3(c).

“Benefit Plans” shall have the meaning as set forth in Section 3.27.

“Business Intellectual Property” shall have the meaning as set forth in Section 3.7(a)(xi).

“Buyer Designated Trust/Escrow Accounts” shall have the meaning as set forth in Section 5.5.

“Buyer NQ Sub” shall have the meaning as set forth in the Preamble.

“Buyer Q Sub” shall have the meaning as set forth in the Preamble.

“Buyer” shall have the meaning as set forth in the Preamble.

“Carriage Services Note” shall have the meaning as set forth in Section 3.7(a)(xiii).

“Claim” shall have the meaning as set forth in Section 8.5(a).

“Closing” shall have the meaning as set forth in Section 2.1.

“closing agreement” shall have the meaning as set forth in Section 3.3(j).

“Closing Date” shall have the meaning as set forth in Section 2.1.

“Closing Purchase Price” shall have the meaning as set forth in Section 1.2.

“Closeout Account” shall have the meaning as set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Companies” shall have the meaning as set forth in the Recitals.

“Company Benefit Plan” shall have the meaning as set forth in Section 3.27(a).

“Company Owned Business” shall have the meaning as set forth in the Recitals.

“Company Owned Location” shall have the meaning as set forth in the Recitals.

“Comerica Loan” shall have the meaning as set forth in Section 5.13.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Conservatorship” shall have the meaning as set forth in Section 5.13

“Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

“Corinthian Services Interest” shall mean 49.99% of the membership interests of Corinthian Services of Iowa, LLC, an Iowa limited liability company.

“Court” or “Receivership Court” shall mean the Circuit Court for Johnson County, Indiana.

“Defects” shall have the meaning set forth in Section 5.7(c).

“Environmental Laws” shall have the meaning as set forth in Section 3.19(a).

“Environmental Reports” means the Phase I and/or Phase II Environmental Assessment Reports related to the Owned Business for the benefit of Buyer.

“Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Authority relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

“Existing Permits” shall have the meaning as set forth in Section 3.21.

“Final Determination” shall have the meaning as set forth in Section 8.7(c).

“Forest Lawn” shall have the meaning as set forth in the Preamble.

“GAAP” shall have the meaning as set forth in Section 3.3(b).

“Gardens of Memory” shall have the meaning as set forth in the Preamble.

“Garden View” shall have the meaning as set forth in the Preamble.

“Gill” shall have the meaning as set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

“Hazardous Materials” means any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Authority.

“Heritage” shall have the meaning as set forth in the Preamble.

“include” shall have the meaning as set forth in Section 11.7.

“including” shall have the meaning as set forth in Section 11.7.

“Income Statements” shall have the meaning as set forth in Section 3.2.

“Indemnification Amount” shall have the meaning as set forth in Section 8.5(e).

“Indemnification Matter” shall have the meaning as set forth in Section 8.5(e).

“Indemnitee” shall have the meaning as set forth in Section 8.7(a).

“Indemnitor” shall have the meaning as set forth in Section 8.7(b).

“Intellectual Property” means all intellectual property and all intellectual property and industrial property rights owned, held or used, including but not limited to (i) inventions, designs, algorithms and discoveries, know-how, methods, and processes, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith, whether U.S. or foreign, and all patent applications, patent disclosures, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof; (ii) trademarks, trade names and service marks, trade dress, logos, fictitious names, internet domain names, slogans, and symbols (collectively, “Trademarks”), and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals therefor or in connection therewith; (iii) mask works, written works (excluding computer software programs and applications and documentation of or for such software programs), audio works, multimedia works, works of authorship, lists, databases and copyrights (whether or not registered) and all registrations and applications for registration and renewals thereof, and rights to prepare derivative works, as well as moral, paternity, and integrity rights; (iv) trade secrets (as such are determined under applicable Laws), and other confidential business information, including trade secret or confidential technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, statistical models, e-mail lists, inventions, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and any and all rights in or under, or relating to, any of the foregoing, including, without limitation, remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other intangible proprietary property, information and materials and rights therein and thereto.

“Inventory” shall have the meaning set forth in Section 3.7(a)(iv).

“IRS” means the United States Internal Revenue Service.

“Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Governmental Authority.

“Leased Real Property” shall have the meaning as set forth in Section 3.7(a)(vi).

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liens” means any and all liens, mortgages, security interests or other encumbrances.

“LLCs” shall have the meaning set forth in Section 1.4(a).

“Losses” means any and all demands, claims, assessments, judgments, losses, liabilities, damages, costs and expenses (including interest, penalties, reasonable attorney’s fees and expenses, reasonable accounting fees and investigation costs).

“Material Adverse Effect” means any effect, change or circumstance that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Owned Business, including, without limitation, the financial condition and the results of operations of each of the Companies in the aggregate or taken separately.

“Meyers” means the following individuals and entities: James R. Meyer, Fred W. Meyer, Jr., Thomas E. Meyer, Nancy J. Cade and FTJ Meyer Associates LLC.

“Meyers Agreement” shall have the meaning as set forth in the Recitals.

“Misappropriation Claims” shall mean claims that have been or may be asserted in connection with the Trust Shortfalls.

“MGMC” shall have the meaning as set forth in the Preamble.

“Nelms” shall have the meaning as set forth in the Preamble.

“or” shall have the meaning as set forth in Section 11.7.

“Ohio Non-Profit” shall have the meaning as set forth in the Preamble

“Original Agreement” shall have the meaning as set forth in the Recitals.

“Owned Business” shall have the meaning as set forth in the Recitals.

“Owned Business Contracts” shall have the meaning set forth in Section 3.7(a)(v).

“Owned Location” shall have the meaning as set forth in the Recitals.

“Owned Real Property” shall have the meaning as set forth in Section 3.7(a)(i).

“Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of cemeteries and funeral homes) and other evidence of authority.

“Permitted Encumbrances” means (i) liens, encumbrances or restrictions related to taxes not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken, (ii) any matters shown on the title commitment(s) not objected to by Buyer as provided for in this Agreement or, if objected to by Buyer, later waived by Buyer as provided for in this Agreement, (iii) liens, encumbrances or restrictions that are created by Buyer, and (iv) liens which the Buyer specifically agreed will not be removed.

“Person” means any individual, firm, corporation, partnership, trust, estate, association or other entity.

“Policy” shall have the meaning as set forth in Section 5.8.

“Post-Closing Covenants” shall have the meaning as set forth in Section 8.2(d).

“Post-Closing Tax Returns” shall have the meaning as set forth in Section 9.1.

“Pre-/At-Need Contracts” shall have the meaning as set forth in Section 3.7(a)(vii).

“Pre-Closing Tax Periods” means all taxable periods ending on or before the Closing Date.

“Pre-Closing Tax Returns” shall have the meaning as set forth in Section 9.1.

“Preliminary Report” shall have the meaning as set forth in Section 5.7.

“plan” shall have the meaning as set forth in Section 3.3(g).

“Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

“Proposed Acquisition Transaction” shall have the meaning as set forth in Section 5.10(a).

“Purchase Price Allocation” shall have the meaning set forth in Section 1.4(a).

“Real Property” shall have the meaning as set forth in Section 3.7(a)(vi).

“Real Property Leases” shall have the meaning set forth in Section 3.7(a)(vi).

“Receivables” shall have the meaning as set forth in Section 3.7(a)(x).

“Receiver” shall have the meaning as set forth in the Preamble.

“Receivership” shall have the meaning as set forth in Section 5.13

“Repatriated Funds” shall have the meaning as set forth in Section 5.5.

“Reportable Transaction” shall have the meaning set forth in Section 3.3(c).

“Required Consents” shall have the meaning set forth in Section 5.4.

“Retained Liabilities” means liabilities of the Companies or the Asset Sellers whether or not arising out of or relating to the conduct of the Owned Business or associated with or arising from any of the Acquired Assets, whether fixed or contingent or known or unknown, including, without limitation, the following:

(i) Liabilities relating to any Excluded Asset irrespective of whether such liability relates to the period before or after Closing;

(ii) Liabilities or obligations of the Companies or the Sellers arising before or relating to periods prior to the Effective Time, including, Liabilities of the Companies or the Sellers that constitute trade payables to the extent such trade payables relate to periods prior to the Effective Time;

(iii) Liabilities of Sellers arising under or relating to any Contract other than an Assumed Contract;

(iv) Liabilities with respect to (A) any Company Benefit Plan maintained, sponsored, contributed to, required to be contributed to or participated in by the Companies or the Sellers for the benefit of or relating to any current or former employee of the Owned Business and the amendment to or the termination of any such Company Benefit Plan, and (B) any claims arising under health, medical, dental, disability, welfare or other benefit plans, including for products, supplies, claims or services provided or rendered prior to the Effective Time of any employee or former employee of Sellers or the Companies including any spouse, children or other dependants or beneficiaries of such employee or former employee;

(v) Deferred sales commissions of the Companies;

(vi) Liabilities of Sellers or the Companies based in whole or in part on violations of Law or environmental conditions occurring or existing prior to the Closing and arising out of or relating to Environmental Requirements;

(vii) Except as otherwise specifically provided in this Agreement, all Liabilities of Sellers or the Companies for any Tax for (A) operations of the Owned Business prior to the Effective Time; (B) the transfer of the Owned Business; and (C) income earned by the Trust Funds prior to the Effective Time;

(viii) That certain promissory note dated June 8, 2007 for the principal sum of $650,000 issued by Ansure and Hamden Memorial Funeral Home, Inc. to William J. Doyle, Robin H. Ricci and Mario J. Zangari executors of the estate of William H. Hume and Elaine Hume (the “Hamden Note”), and any obligations, agreements, covenants, understandings, commitments or arrangements related to the Hamden Note or to the transactions evidenced thereby or referenced therein; and

(ix) Liabilities of Sellers or the Companies arising out of or relating to any Proceeding to which Sellers or the Companies are a party on the date of this Agreement.

Notwithstanding the foregoing, the Liabilities, claims and demands which will be set forth in a schedule prepared by the Buyer and agreed to by Nelms and the Receiver or prior to the Closing will not be considered Retained Liabilities and will be paid by the Buyer.

“Royal Oak” shall have the meaning as set forth in the Preamble.

“Seller(s)” shall have the meaning as set forth in the Recitals.

“Sellers’ Knowledge”, “Knowledge of the Sellers” or any other reference to the “Knowledge” of one or more Sellers means the knowledge of (i) Robert E. Nelms, (ii) Ronald P. Robertson and (iii) any other individual who is serving as a director, officer or manager of the Companies or Ansure. For purposes of this definition, the persons referenced in the immediately preceding sentence shall be deemed to have knowledge of matters of which any individual assigned by a third-party representative or advisor of Sellers to provide substantial services in connection with the transaction contemplated hereby has actual knowledge.

“Sellers Records” shall have the meaning as set forth in Section 3.7(a)(xi).

“Services in Progress” shall have the meaning as set forth in Section 1.3(c).

“Smith Barney Account” shall have the meaning as set forth in Section 3.7(a)(xii).

“Special Claims” shall have the meaning as set forth in Section 8.2(a).

“Statement of Allocation” shall have the meaning as set forth in Section 1.4(a).

“Stock” shall have the meaning as set forth in the Recitals.

“Stock Sellers” shall have the meaning as set forth in the Recitals.

“StoneMor LLC” shall have the meaning as set forth in the Preamble.

“Straddle Tax Period” shall have the meaning ascribed to such term in Section 9.2 herein.

“Survey” shall have the meaning as set forth in Section 5.7(b).

“Taking” shall have the meaning as set forth in Section 3.13.

“Tax” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, escheat, unclaimed property, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; (c) any deficiency, interest or penalty imposed with respect to any of the foregoing or (d) any liability with respect to amounts described in clauses (a) – (c) as a result of Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise incurred.

“Tax Closing Agreement” means a written and legally binding agreement with a Taxing Authority relating to Taxes.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

“Tax Ruling” shall mean written rulings of a Taxing Authority relating to Taxes.

“Title Company” shall have the meaning set forth in Section 3.7(a)(i).

“Transfer Taxes” shall have the meaning set forth in Section 1.3(d).

“Trust Funds” means amounts held in trust or escrow related to cemetery perpetual care funds and/or endowment care funds and amounts held in trust or escrow related to cemetery merchandise and services.

“Trust Shortfalls” means any and all funds which should have been deposited and held in the merchandise and endowment care trusts or escrows of the Owned Business pursuant to the laws of the State of Indiana, the State of Michigan or the State of Ohio and have not been so deposited or which have been deposited and have actually or constructively been misappropriated, which shall include investments of trust funds in any manner or form contrary to applicable Laws.

“Ultimate Parent” shall have the meaning as set forth in Exhibit C.

“Units” shall have the meaning as set forth in Exhibit C.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.

Section 11.2. Notices. All notices and other communications required or provided for hereunder shall be in writing and shall be deemed to be given:

(a) When delivered personally to the individual, or to an officer of the company, to which the notice is directed;

(b) Three (3) business days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c) One (1) business day after the same has been deposited with a generally recognized overnight delivery service, with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Except as specifically provided otherwise herein, notices and other communications relating to this Agreement or the transactions contemplated hereby shall be directed as follows:

(1)	if to Sellers, to:

with a copy to:

(2)	if to the Receiver, to:

Lynette Gray, Receiver

Johnson, Gray & MacAbee

63 East Court Street

Franklin, Indiana 46131

with a copy to:

James A. Knauer, Esquire

Kroger, Gardis & Regas, L.L.P.

111 Monument Circle, Suite 900

Indianapolis, Indiana 46204

(3)	if to Buyer, to:

StoneMor Operating LLC

Attention: Paul Waimberg, Vice President of Finance

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

with a copy to:

BLANK ROME LLP

Attention: Lewis J. Hoch

One Logan Square

18th  & Cherry Streets

Philadelphia, Pennsylvania 19103-6998

or at such other place or places or to such other person or persons as shall be designated by like notice by any party hereto.

Section 11.3. Expenses. Except as otherwise specifically provided in any other provision of this Agreement, each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the consideration, negotiation, preparation and carrying out of this Agreement, and the transactions contemplated hereby.

Section 11.4. Assignment; Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, except that prior to Closing, Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect subsidiaries, provided that any such assignment shall not relieve Buyer from its obligations and liabilities hereunder. Except as provided in Article VIII, nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 11.5. Entire Agreement; Amendment; Waiver.

(a) This Agreement together with the Schedules and Exhibits hereto and the other agreements and documents delivered, or to be delivered, pursuant to Section 7.1 and Section 7.2 (all of which are hereby incorporated herein by reference) embody the whole agreement of the parties with respect to the subject matter hereof and thereof, and there are no promises, terms, conditions, or obligations other than those contained herein and therein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This Agreement, together with the Schedules and Exhibits hereto, supersedes all previous communications, representations, or agreements, either verbal or written, between the parties hereto with respect to the subject matter hereof.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.

(c) No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. No waiver by any party of any provision of this Agreement in a particular instance shall be deemed to constitute a waiver of such provision thereafter unless otherwise agreed in writing and signed by the party against whom the waiver is to be effective.

(d) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.6. Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 11.7. Certain Interpretive Matters. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, all references in this Agreement to Sections, Articles, Exhibits or Schedules are to Sections, Articles, Exhibits or Schedules of or to this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The singular form of any word used herein shall be deemed to include the plural form of such word and vice versa. References herein to feminine, masculine or neuter gender shall be deemed to include all genders. As used herein, the words “and” and “or” shall be deemed to mean “and/or” as the context requires. The word “including” (and with correlative meaning, the word “include”) means including without limiting the generality of any description preceding such word.

Section 11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Arbitration. In the event of any dispute concerning this Agreement, its effect, or the transaction contemplated by it, the same shall be settled by written opinion of a single private arbitrator by mutual agreement of the parties, pursuant to the provisions of the American Arbitration Association (“AAA”) using the rules of procedure of the State of Indiana. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment Any arbitration proceeding shall be held in the City of Indianapolis. Punitive or exemplary damages shall not be permitted under any circumstances. The results of arbitration shall be final and binding upon the parties, with costs borne equally by the parties to the arbitration; provided, however, that a suit or proceeding to enforce such settlement may be commenced in the state or federal courts within the State of Indiana.

Section 11.10. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the Laws of the State of Indiana, without regard to principles of conflicts of laws. Without limiting the foregoing, the parties to this Agreement agree that service of process on such party may be made upon the designated person at the address provided in Section 11.2 and shall be deemed effective service of process upon such party.

Section 11.11. The Receiver. The parties hereto acknowledge and agree that the Receiver is executing this agreement solely for the purposes of (i) approving as required by applicable Laws the transactions contemplated hereby; and (ii) performing the Receiver’s obligations set forth in Sections 5.5, 5.11, 5.12, 5.14 and 5.19 herein. By executing this Agreement, but subject to the approval of the Receivership Court, the Receiver hereby consents to the transactions contemplated hereby, pursuant to the terms hereof. The Receiver agrees to file a motion with the Court for the approval of the transactions contemplated hereby pursuant to the terms hereof or such other terms agreed to between the Receiver and Buyer and to execute any document reasonably required by Buyer to effect the transactions contemplated hereunder. To the extent requested by Buyer, the Receiver and such other entities designated by Buyer, shall file a motion with the Court seeking: (x) to recognize Buyer or any entity designated by Buyer as the party in interest with respect to the Misappropriation Claims; and (y) to terminate the Receivership with respect to the Companies and the Acquired Assets. The parties acknowledge and agree that the Receiver makes no representations, warranties or covenants except as provided in Section 5.5, 5.11., 5.12, 5.14, 5.19 and this Section 11.11. The Receiver shall not be liable for any action taken or omitted by her in good faith except for any liability arising from her gross negligence or willful misconduct. Buyer shall indemnify the Receiver for, and hold the Receiver harmless against any loss, liability or expense arising out of or in connection with this Agreement and carrying out the Receiver’s duties hereunder, including the costs and expenses of defending herself against any claim of liability, except in those cases where the Receiver’s acts or omissions constitute gross negligence or willful misconduct, and for any breach by Buyer of its representations, warranties and covenants set forth herein. No representation or warranty of the Sellers or any of them herein shall be made or deemed to be made by the Receiver, nor shall “to the knowledge of the Sellers” be deemed to include the knowledge of the Receiver.

Section 11.12 The Closeout Account. At Closing there shall be established and funded an account to fund the closing of the Receivership (the “Closeout Account”) in an amount deemed sufficient by the Receiver, and approved by the Buyer, to fund the payment of all remaining claims of the Receivership, excluding those claims which the Receiver reasonably deems applicable to the continuing businesses of the entities or assets not being purchased by the Buyer (except to the extent that the purchase by the Buyer results in the creation of such claims). The funds for the Closeout Account will be provided by the Buyer.

[Signature Page Follows]

In Witness Whereof, the undersigned parties hereto have duly executed this Agreement on the date first above written.

BUYER:

STONEMOR OPERATING LLC,
a Delaware limited liability company

By:	/s/ Paul Waimberg
PAUL WAIMBERG, Vice President

STONEMOR INDIANA LLC,
an Indiana limited liability company

By:	/s/ Paul Waimberg
PAUL WAIMBERG, Vice President

STONEMOR INDIANA SUBSIDIARY LLC,
an Indiana limited liability company

By:	/s/ Paul Waimberg
PAUL WAIMBERG, Vice President

OHIO CEMETERY HOLDINGS, INC., an Ohio corporation

By:	/s/ Paul Waimberg
PAUL WAIMBERG, Vice President

SELLERS:

ANSURE MORTUARIES OF INDIANA, LLC

By:
ROBERT E. NELMS

MEMORY GARDENS MANAGEMENT CORPORATION

By:
ROBERT E. NELMS

FOREST LAWN FUNERAL HOME PROPERTIES, LLC

By:
ROBERT E. NELMS

GARDENS OF MEMORY CEMETERY LLC

By:
ROBERT E. NELMS

GILL FUNERAL HOME, LLC

By:
ROBERT E. NELMS

GARDEN VIEW FUNERAL HOME, LLC

By:
ROBERT E. NELMS

ROYAL OAK MEMORIAL GARDENS OF OHIO LTD., LLC

By:
ROBERT E. NELMS

HERITAGE HILLS MEMORY GARDENS OF OHIO LTD., LLC

By:
ROBERT E. NELMS

ROBERT E. NELMS

/s/ Lynette Gray
LYNNETTE GRAY, Receiver
(Solely for purposes of Sections 5.5, 5.11, 5.12. 5.14, 5.19 and 11.11)

EXHIBIT A

COMPANY OWNED LOCATIONS AND BUSINESSES

Covington Memorial Garden Cemetery	Covington Memorial Funeral Home

Forest Lawn Memory Gardens Cemetery	Forest Lawn Memorial Chapel Funeral Home

Chapel Hill Memorial Associates Cemetery	Chapel Hill Funeral Home

COMPANIES:

The Companies include the entities listed below:

•	Chapel Hill Associates, Inc., a Michigan corporation, with an assumed name of Chapel Hills Memorial Gardens of Grand Rapids;

•	Covington Memorial Funeral Home, Inc., an Indiana corporation;

•	Covington Memorial Gardens, Inc., an Indiana corporation;

•	Forest Lawn Memorial Chapel Inc., an Indiana corporation;

•	Forest Lawn Memory Gardens Inc., an Indiana corporation;

•	Chapel Hill Funeral Home, Inc., an Indiana corporation;

Exhibit A-1

EXHIBIT B

ASSET SELLERS OWNED LOCATIONS AND BUSINESSES

Royal Oak Memorial Gardens of Ohio Cemetery, owned by Royal Oak	Gill Funeral Home, owned by Gill

Heritage Hills Memory Gardens of Ohio Cemetery, owned by Heritage	Garden View Funeral Home, owned by Garden View

Chapel Hill Memorial Gardens Cemetery, owned by MGMC	Gardens of Memory Cemetery. owned by Gardens of Memory

Lincoln Memory Gardens, owned by MGMC	Forest Lawn Funeral Properties, owned by Forest Lawn

Forest Lawn Memorial Chapel Funeral Home, owned by Forest Lawn*

*	Reference to “Forest Lawn Memorial Chapel Funeral Home” means reference to the real estate owned by Forest Lawn on which the Forest Lawn Memorial Chapel Funeral Home is located.

Exhibit B-1